     As filed with the Securities and Exchange Commission on May 19, 1995

                                                   Registration No. 33-_________
================================================================================
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549
                           -------------------------
                                   FORM  S-3
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933
                           -------------------------
                           CROWN CASINO CORPORATION
             (Exact name of Registrant as specified in its charter)

                TEXAS                                    7999                                63-0851141
    (State or other jurisdiction             (Primary Standard Industrial                 (I.R.S. Employer
  of incorporation or organization)          Classification Code Number)                Identification No.)

                                   SUITE 103
                          2415 WEST NORTHWEST HIGHWAY
                              DALLAS, TEXAS 75220
                                 (214) 352-7561
    (Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)
                         EDWARD R. MCMURPHY, PRESIDENT
                                   SUITE 103
                          2415 WEST NORTHWEST HIGHWAY
                              DALLAS, TEXAS 75220
                                 (214) 352-7561
           (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)
                                    Copy to:
                                HELEN T. FERRARO
                           SMITH, GAMBRELL & RUSSELL
                     3343 PEACHTREE ROAD, N.E., SUITE 1800
                             ATLANTA, GEORGIA 30326
                                 (404) 264-2620

       Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.
       If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]
       If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [x]

======================================================================================================================
                                                       PROPOSED MAXIMUM         PROPOSED MAXIMUM         AMOUNT OF
       TITLE OF EACH CLASS OF       AMOUNT TO BE        OFFERING PRICE             AGGREGATE           REGISTRATION
    SECURITIES TO BE REGISTERED    REGISTERED(1)         PER SHARE(2)           OFFERING PRICE(2)           FEE
- ----------------------------------------------------------------------------------------------------------------------
    Common Stock, par value
       $.01 per share . . . . .        105,000               $5.44                  $571,200               $197
======================================================================================================================

(1) The shares of Common Stock being registered hereby are for the account of certain shareholders of the Company. No other shares of Common Stock are being registered pursuant to this offering.
(2) Estimated solely for the purpose of calculating the filing fee pursuant to Rule 457(c).

                       ----------------------------------

       THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT
SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
================================================================================

                           CROWN CASINO CORPORATION



             CROSS REFERENCE SHEET SHOWING LOCATION OR CAPTION IN
              PROSPECTUS FILED AS PART OF REGISTRATION STATEMENT
                      OF INFORMATION REQUIRED BY FORM S-3



   ITEM NUMBER
   IN FORM S-3               ITEM CAPTION IN FORM S-3                        LOCATION IN PROSPECTUS
   -----------               ------------------------                        ----------------------
        1.       Forepart of the Registration Statement and
                 Outside Front Cover Page of Prospectus  . . . . .    Forepart of the Registration Statement;
                                                                      Cross Reference Sheet; and Outside
                                                                      Front Cover Page of Prospectus
        2.       Inside Front and Outside Back Cover Pages of
                 Prospectus  . . . . . . . . . . . . . . . . . . .    Inside Front and Outside Back Cover
                                                                      Pages of Prospectus

        3.       Summary Information, Risk Factors and Ratio of
                 Earnings to Fixed Charges . . . . . . . . . . . .    The Company; Risk Factors

        4.       Use of Proceeds . . . . . . . . . . . . . . . . .    Use of Proceeds

        5.       Determination of Offering Price . . . . . . . . .    Cover Page; Plan of Distribution

        6.       Dilution  . . . . . . . . . . . . . . . . . . . .    *

        7.       Selling Security Holders  . . . . . . . . . . . .    Selling Shareholders

        8.       Plan of Distribution  . . . . . . . . . . . . . .    Cover Page; Plan of Distribution

        9.       Description of Securities to be Registered  . . .    Description of Securities

       10.       Interests of Named Experts and Counsel  . . . . .    *

       11.       Material Changes  . . . . . . . . . . . . . . . .    Business

       12.       Incorporation of Certain Information
                 by Reference  . . . . . . . . . . . . . . . . . .    Documents Incorporated by Reference

       13.       Disclosure of Commission Position on
                 Indemnification and Securities Act Liabilities  .    *

- ---------------------------

* Omitted since item is inapplicable or answer is negative.

P R O S P E C T U S


                                105,000 SHARES

                           CROWN CASINO CORPORATION

                                 COMMON STOCK

       The 105,000 shares of Common Stock of Crown Casino Corporation (the "Company") offered hereby are being sold by certain holders of the Common Stock of the Company. Unless the context otherwise requires, the holders of the Common Stock selling shares hereunder are hereinafter collectively referred to as the "Selling Shareholders." The Company will not receive any proceeds from the sale of the Common Stock by the Selling Shareholders. See "Selling Shareholders," "Plan of Distribution" and "Use of Proceeds."

       The Company's Common Stock is traded in the over-the-counter market under the symbol DICE. On May 16, 1995, the average of the closing bid and asked prices for the Common Stock, as reported on the Nasdaq System was $5.44 per share.

       SEE "RISK FACTORS" FOR CERTAIN INFORMATION THAT SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS OF THE COMMON STOCK OFFERED HEREBY.

                          ___________________________


  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
           EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR
             HAS THE COMMISSION OR ANY STATE SECURITIES COMMISSION
                  PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
                     PROSPECTUS.  ANY REPRESENTATION TO THE
                        CONTRARY IS A CRIMINAL OFFENSE.

===============================================================================================================
                                                  OFFERING             UNDERWRITING          PROCEEDS TO
                                                  PRICE TO             DISCOUNTS AND           SELLING
                                                   PUBLIC              COMMISSIONS           SHAREHOLDERS
- ---------------------------------------------------------------------------------------------------------------
 Per Share . . . . . . . . . . . . . . .          See Text               See Text              See Text
                                                  Below                  Below                 Below
 Total . . . . . . . . . . . . . . . . .
===============================================================================================================

       The Selling Shareholders have advised the Company that they may elect to offer for sale and to sell the Common Stock from time to time until April 30, 1997 through brokers in the over-the-counter market, in private transactions, or otherwise, at market prices then prevailing or obtainable. Accordingly, sales prices and proceeds to the Selling Shareholders will depend upon price fluctuations and the manner of sale. If the Common Stock is sold through brokers, the Selling Shareholders will pay brokerage commissions and other charges (which compensation as to a particular broker-dealer might be in excess of customary commissions). Except for the payment of such brokerage commissions and charges and the legal fees, if any, of the Selling Shareholders, the Company will bear all expenses in connection with registering the shares offered hereby. Such expenses are estimated to total approximately $20,000. See "Plan of Distribution."

       This Prospectus also relates to such additional shares as may be issued to the Selling Shareholders because of future stock dividends, stock distributions, stock splits or similar capital readjustments.




                  The date of this Prospectus is May __, 1995

                             AVAILABLE INFORMATION

         The Company is subject to certain informational requirements of the Securities Exchange Act of 1934 (the "1934 Act") and, in accordance therewith, files reports and other information with the Securities and Exchange Commission (the "Commission"). Such reports and other information can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the Commission's regional offices located at 75 Park Place, 14th Floor, New York, New York 10007 and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material can also be obtained at prescribed rates by writing to the Securities and Exchange Commission, Public Reference Section, 450 Fifth Street, N.W., Washington, D.C. 20549. In addition, such reports, proxy statements and other information concerning the Company may be inspected at the offices of the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.C. 20006-1506.

         The Company has filed a Registration Statement on Form S-3 (together with all amendments and exhibits filed or to be filed in connection therewith, the "Registration Statement") under the Securities Act of 1933, as amended, with respect to the Common Stock offered hereby. This Prospectus does not contain all the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. Statements contained herein concerning the provisions of documents are necessarily summaries of such documents, and each statement is qualified in its entirety by reference to the copy of the applicable document filed with the Commission.


                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The following documents previously filed with the Commission pursuant to the 1934 Act are hereby incorporated in this Prospectus by reference:

         1. The Company's Annual Report on Form 10-K for the year ended April 30, 1994;
         2. The Company's Quarterly Report on Form 10-Q for the quarter ended July 31, 1994;
         3. The Company's Quarterly Report on Form 10-Q for the quarter ended October 31, 1994;
         4. The Company's Quarterly Report on Form 10-Q for the quarter ended January 31, 1995;
         5. The Company's prospectus filed pursuant to Rule 424(b)(3) under the Securities Act of 1933, Registration No. 33-79484, filed with the Commission on March 10, 1995; and
         6. The description of the Company's Common Stock contained in the Company's Registration Statement on Form 10 as filed with the Commission on December 23, 1986.

         All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the 1934 Act subsequent to the date of this Prospectus and prior to the termination of this offering shall be deemed to be incorporated by reference into this Prospectus and to be a part hereof from the respective dates of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified and superseded, to constitute a part of this Prospectus.

         The Company will provide without charge to each person to whom a Prospectus is delivered, upon written or oral request of such person, a copy of any and all of the information that has been incorporated by reference in this Prospectus (excluding exhibits unless such exhibits are specifically incorporated by reference into such documents). Please direct such requests to the Secretary, Crown Casino Corporation, 2415 West Northwest Highway, Suite 103, Dallas, Texas 75220, telephone number (214) 352-7561.

                                  THE COMPANY

         Crown Casino Corporation, formerly Skylink America Incorporated, and subsidiaries (collectively, the "Company" or "Crown") is currently developing a riverboat gaming casino in Calcasieu Parish, Louisiana, near Lake Charles. In addition, the Company has purchased an 18.6 acre tract of land in the gaming district of Las Vegas, Nevada for development of a hotel and casino. The Company is also actively pursuing gaming opportunities in other jurisdictions. The Louisiana riverboat casino project is the only project currently under development.

         From its inception in 1983 to February 1994, the Company had been engaged in various facets of the cable programming business including (i) providing Free-To-Guest ("FTG") and Pay-Per-View ("PPV") programming services and equipment to the lodging and hospital industries, (ii) designing, producing and selling PPV equipment, (iii) constructing and operating Satellite Master Antenna Television and Community Antenna Television systems, and (iv) the buying and selling of cable properties and assets.

         During the fiscal year ended April 30, 1992, management concluded that the hotel/motel FTG programming business had become increasingly competitive from a profit margin standpoint and that programming in the hotel industry was at or near saturation. Based on its conclusion that the value of the FTG business had peaked, in late fiscal 1992 the Company sold the majority of its FTG programming business which accounted for approximately 85% of the Company's total revenues during fiscal 1992. In June 1993, the Company made the decision to enter the gaming industry and, based upon that decision, the Company sold its remaining cable assets in November 1993 and February 1994.

         On June 25, 1993, Crown entered the gaming industry with the purchase of St. Charles Gaming Company, Inc. ("SCGC") for $500,000 cash and 1.6 million shares of Crown Common Stock. SCGC had been formed in January 1993 in order to apply to the Louisiana Riverboat Gaming Commission ("Gaming Commission") to operate a riverboat gaming casino to be based in St. Charles Parish, Louisiana, near New Orleans. On June 18, 1993, SCGC received preliminary approval of its application from the Gaming Commission and in July 1993 filed its application with the Louisiana Riverboat Gaming Enforcement Division of the Office of State Police (the "Enforcement Division") for a license to operate a riverboat gaming casino. On March 29, 1994, SCGC received one of only fifteen authorized riverboat gaming licenses, subject to certain conditions, issued in the State of Louisiana.

         In January 1995, the Company made the strategic decision to relocate the site for its planned Louisiana casino from St. Charles Parish to Calcasieu Parish in the southwest part of the state near the Texas border. In March 1995, the Company entered into an agreement with Louisiana Riverboat Gaming Partnership ("LRGP") to form a joint venture to develop the Calcasieu Parish project. LRGP, a joint venture owned 50% by Casino America, Inc. ("Casino America") and 50% by Louisiana Downs, Inc., an Edward J. DeBartolo company, currently owns the Isle of Capri(SM) dockside riverboat casino located on the Red River in Bossier City, Louisiana near Shreveport. Current plans call for the Calcasieu Parish project to become an Isle of Capri(SM) themed property. The joint venture agreement provides for the purchase by LRGP from the Company of 50% of the outstanding common stock of SCGC, subject to certain closing conditions. Consummation of this transaction is expected on or about May 31, 1995.

         Certain conditions remain to be satisfied before a permanent riverboat gaming license will be issued by the Enforcement Division, although the casino may open for business prior to receipt of such permanent license. Various regulatory approvals are required, including, among other things, final approval by the Gaming Commission, various approvals regarding navigation, environmental assessment, traffic control and other matters by various federal and state agencies, including the U.S. Army Corps of Engineers and its reporting agencies and the Louisiana Department of Transportation and Development. Local regulatory approval from agencies located in Calcasieu Parish will be required in connection with construction, sewage, and other matters in connection with the operation of a business including the serving of food and alcoholic beverages. Food service, sanitation and water approvals will be required from the Louisiana Department of Health and Human Resources and the Louisiana Department of Environmental Quality Office of Water Resources.

         On October 13, 1993 the Company entered into a purchase agreement with Kehl River Boats, Inc. ("KRB") to purchase a riverboat gaming casino (the "Casino") which was under construction at the time. The Casino was constructed by Houma Fabricators, a Louisiana based shipbuilder with 32 years of vessel construction experience. On July 8, 1994, the Company closed the purchase and took possession of the Casino. In December 1994, after undergoing sea trials, the Company received a Certificate of Inspection from the U.S. Coast Guard.

         The Company's proposed site in Calcasieu Parish consists of a 10.5 acre tract and an adjacent 5.5 acre tract (collectively, the "Site") on the west bank of the Calcasieu River bordering Lake Charles to the east and approximately 1/4 mile south of Interstate 10. The Site is approximately 28 miles east of the Texas border, which would make the Casino the closest riverboat gaming establishment to Houston, Texas. The Company believes a majority of the Casino's patrons will come from Texas, due in part to the current absence of legalized casino gaming in Texas.

         Pursuant to the LRGP joint venture agreement, the Casino's gaming operations will be managed by Casino America. Casino America has been a developer, owner and operator of dockside riverboat and dockside floating pavilion casinos and related facilities since 1992. Casino America currently owns and operates floating pavilion casinos in Biloxi and Vicksburg, Mississippi, and operates the dockside riverboat casino in Bossier City, Louisiana owned by LRGP.

         On December 13, 1993 the Company acquired 100% of the outstanding common stock of Gaming Entertainment Management Services, Inc. ("GEMS"), a Nevada corporation, which was organized in September 1992 for the purpose of developing a hotel and casino project in Las Vegas, Nevada. GEMS via contract had the right to purchase an 18.6 acre parcel of land for $10 million in the gaming district of Las Vegas. The option was exercised and the land was purchased on June 8, 1994. GEMS has no operations other than its development of the Las Vegas project. In connection with this transaction, the Company issued 885,000 shares of Common Stock and assumed approximately $585,000 of liabilities. The Las Vegas site has received zoning approval through September 1995 (subject to extension) for the construction of a twelve story, 400 room hotel and casino.

         The Company's initial business strategy is to operate a riverboat gaming complex in Calcasieu Parish, Louisiana, and to take advantage of the trend toward increased legalization of gaming by states and municipalities. The Company intends to develop future gaming projects, including the Las Vegas project, with a primary emphasis on riverboat and dockside gaming.

         The Company was incorporated under the laws of Alabama in 1983. In 1989, the Company reincorporated in Texas and in 1993, the Company entered the gaming business and changed its name to Crown Casino Corporation. The Company's executive offices are located at 2415 West Northwest Highway, Suite 103, Dallas, Texas 75220 and its telephone number is 214-352-7561.

                                 RISK FACTORS

         In addition to the other information contained in this Prospectus, prospective investors should consider carefully the following information relating to the Company and the Common Stock before making an investment in the Common Stock offered hereby.

NEW VENTURE RISKS; LACK OF OPERATING HISTORY

         The Casino project is a start-up development. Some of the components of the project have not been completely acquired or constructed and the Company's operations are subject to all of the many risks inherent in the establishment of a new business enterprise, including unanticipated construction, permitting, licensing or operating problems with the riverboat and the land-based support facility, as well as the ability of the Company to market a new venture in a new gaming jurisdiction. The Company has never been involved in constructing or operating riverboat casinos. While the Company has engaged Casino America to manage the Company's casino operations, and the Company believes that Casino America personnel do possess extensive casino management experience, such personnel have only limited experience in managing riverboat casinos. There can be no assurance that the Company will be able to acquire or construct all of the components of the Casino project and, if acquired or constructed, to operate and manage the Casino on a profitable basis.

DEPENDENCE ON KEY PERSONNEL

         Management of the Company has no prior operating experience in riverboat gaming. Therefore, the success of the Company is largely dependent upon the efforts and skills of certain executive officers, key employees and Casino America, the loss of services of any of whom could materially adversely affect the Company. The Company's business will require managers with gaming industry experience and skilled employees. A shortage of skilled labor exists in the gaming industry, which may make it more difficult and expensive to attract and retain qualified employees. While the Company believes that it will be able to attract qualified employees, no assurance can be given that such employees will be available to the Company.

COMPETITION

         The casino gaming industry is highly fragmented and characterized by a high degree of competition among a large number of participants, including riverboat, dockside and land-based casinos, video lottery terminals, Indian gaming, and other forms of legalized gaming in the United States. The Company will be competing with other larger, more established gaming companies, some of which have far greater financial resources than the Company. The Casino will be the third riverboat casino operating in the Lake Charles area. The Company believes that competition in the gaming industry, particularly the riverboat and dockside gaming industry, is based on the quality and location of gaming facilities, the effectiveness of marketing efforts, and customer service and satisfaction. Although management of the Company believes that the location of its riverboat casino will allow the Company to effectively compete with other casinos in the geographic area surrounding its casino, the Company expects competition in the casino gaming industry to be intense as more casinos are opened and new entrants into the gaming industry become operational.

FINANCING RISK

         In June 1994, the Company's SCGC subsidiary completed a private placement of a $28,000,000 Senior Secured Increasing Rate Note (the "Note") to an institutional investor (the "Lender"). The Note, which is due in June 1995, bears an initial interest rate of 12% per annum and increases by .67% on a quarterly basis during its one-year term, up to a maximum of 14%. The Note was issued to finance a portion of the Company's riverboat casino project, to acquire certain land in Las Vegas, Nevada (which land was acquired June 1994) upon which an additional casino facility may be built, and for general working capital purposes. The Note is collateralized by a first priority perfected security interest in substantially all the assets of the Company and its subsidiaries, as well as a first priority perfected security interest in all the outstanding stock of SCGC and GEMS. The Company and its GEMS subsidiary also provided full and unconditional guarantees of the Note. The proceeds from the issuance of the Note were initially placed in escrow. At September 30, 1994, $6.5 million remained in escrow subject to meeting certain escrow conditions (primarily the obtaining of a mortgage on the land for the original site in St. Charles Parish). As a result of certain delays associated with the zoning approval process in St. Charles Parish, on October 7, 1994, the $6.5 million then remaining in escrow was returned to the Lender and the escrow agreement terminated.

         Effective December 3, 1994, the Company and the Lender executed an amendment to the agreement governing the Note (the "Agreement"), which, among other things, eliminated certain loan covenants and provided that the failure of the Casino to be open and operating by April 30, 1995 would constitute an event of default under the Agreement. Effective April 30, 1995, the Company and its Lender executed a waiver whereby the Lender waived any default occurring by virtue of the Casino not being open and operating by April 30, 1995. The waiver also permits the Company to borrow up to $20 million on a subordinated basis from LRGP and Casino America. The Company anticipates utilizing approximately $22 million to be received in the proposed joint venture from either LRGP or a financial institution with LRGP's assistance, to retire the Note. In the event LRGP is itself unable to finance the retirement of the Note or is unable to secure third party financing sufficient to retire the Note, the Company will either seek an extension of the maturity date of such Note or will seek third party financing on its own. While management believes that LRGP and/or the Company will be able to obtain such additional financing and/or extend the due date of the Note, there can be no assurance that either the Company or LRGP will be able to secure such an extension or third party financing. The Company also anticipates that once the Casino becomes operational in Calcasieu Parish, the Company will seek long-term financing to provide development capital for the Las Vegas project, provide capital for potential future developments in other gaming jurisdictions and for general working capital purposes. There can be no assurance that any such financing will be available to the Company or that the Company will have sufficient funds to retire the Note in the event the proposed joint venture is not consummated or such other financing is not available. In addition, there can be no assurance that the Company will be able to obtain additional financing from its Lender, if necessary, or any other lender to replace the funds formerly held in escrow.

JOINT VENTURE

         On March 2, 1995, the Company entered into a definitive joint venture agreement with LRGP which the parties intend to consummate on or about May 31, 1995. There can be no assurance, however, that such joint venture will be consummated. In the event such joint venture is not consummated, the Company will have to secure additional funds in order to open the Casino. There can be no assurance that the Company will be able to secure additional funds in an amount sufficient to open the Casino. In addition, in the event the joint venture is not consummated, the Company will not have sufficient funds to retire the Note when due, unless it is able to obtain third party financing. See "Risk Factors - Financing Risk."

SUBSTANTIAL LEVERAGE AND RELATED DEBT SERVICE

         In connection with the issuance of the Note, borrowings from Casino America and LRGP and other equipment capital lease related debt incurred in connection with the establishment and operation of the Casino, the Company has substantial annual fixed debt service obligations. The ability of the Company to meet its debt service requirements will depend on the Company's ability (i) to generate sufficient cash flows from operations and (ii) to refinance the Note when it becomes due. Management of the Company believes that cash flows from the Casino, once operational, will be sufficient to make the required interest payments on the Company's debt outstanding at such time. However, the operations of the Casino will be subject to significant business, economic, regulatory and competitive uncertainties and contingencies, many of which are beyond the control of the Company and its subsidiaries. As a result, there can be no assurance that the Casino will generate sufficient cash flows to meet all its debt service requirements.

LICENSING RISK

         The Company, through SCGC, has received a certificate of preliminary approval from the Gaming Commission and a license with certain conditions from the Enforcement Division. A certificate of final approval and a riverboat gaming license may be granted to the holder of a certificate of preliminary approval by the Gaming

Commission and the Enforcement Division, respectively, if, upon completion, the Casino and all support facilities are found to comply with all requirements of the Louisiana Riverboat Economic Development and Gaming Control Act (the "Louisiana Riverboat Act"), the relevant rules and regulations and the certificate of preliminary approval. The conditions to the license include the Enforcement Division's approval of the riverboat's slot and surveillance configuration, submission to a mock cruise, operation of the riverboat under an approved plan of security and internal controls for a period of six months, installing turnstiles at the entrance and exit points of the riverboat, obtaining U.S. Coast Guard approval of the docking facility and proposed route. In connection with obtaining the Enforcement Division's approval of the proposed transfer of a 50% interest in SCGC from the Company to LRGP, the Enforcement Division imposed certain additional conditions to SCGC's Louisiana gaming license. These conditions require SCGC to (i) commence gaming operations in Calcasieu Parish by October 10, 1995, (ii) submit a plan of internal controls and rules of play to the Enforcement Division at least 120 days prior to the commencement of gaming operations, (iii) exercise due diligence in the development of its planned hotel in Calcasieu Parish and obtain the Enforcement Division's prior written approval to any modification to its plans for such hotel, including the abandonment of any portion of the project, (iv) obtain the Enforcement Division's finding of suitability of the lessor of the Calcasieu Parish site, and (v) obtain the U.S. Army Corps of Engineers approval for the relevant portions of the Calcasieu Parish project. Upon satisfaction of the conditions to the license, a permanent license will be issued by the Enforcement Division. No assurance can be given that these conditions will be met or that such final license or approvals will be obtained.

         In connection with the issuance of a riverboat gaming license and in addition to numerous other requirements specified in the Louisiana Riverboat Act and the relevant regulations, if any individual owner or holder of a security of the applicant or of any holding or intermediary companies, any person with an economic interest in the applicant, or any director, partner, officer or manager of the applicant is found to be unsuitable by the Enforcement Division, the Enforcement Division has broad discretionary authority to propose action necessary to protect the public interest, including suspension or revocation of the license or disqualification of such unsuitable person. In addition, numerous other persons, including, without limitation, all persons who are deemed to be gaming employees under the Louisiana Riverboat Act, must receive permits from the Enforcement Division. The Company will have expended significant sums of money for the development and construction of the Casino and related facilities prior to having obtained all of the requisite licenses, permits and approvals. The failure to obtain any such license, permit or approval, or the Enforcement Division's withdrawal, suspension, revocation, restriction of or failure to renew such license, permit or approval, would have a material adverse impact on the Company.

REGULATION OF LOAN TRANSACTIONS

         Under the Louisiana Riverboat Act, and applicable regulations issued thereunder, the Enforcement Division is empowered to regulate the adequacy and business terms of the financing of a licensee. The Enforcement Division is empowered under the regulations to order any loan transaction which it finds unacceptable for any reason rescinded. Within 30 days of any loan transaction involving a licensee, the licensee must file a statement with the Enforcement Division disclosing the names and addresses of all parties to the transaction and the terms of the transaction. If, after whatever investigation the Enforcement Division deems appropriate, the Enforcement Division finds that the transaction is contrary or inimical to the public health, safety, morals, and good order and general welfare of the people of Louisiana, or would reflect, or tend to reflect, discredit upon the State of Louisiana, or the gaming industry, the Enforcement Division may order the transaction rescinded within such time and upon such terms and conditions as it may deem appropriate. The Enforcement Division has reviewed and approved of the issuance of the Note.

CONSTRUCTION RISKS; PERMITTING AND APPROVALS

         Construction projects, such as those proposed for the Calcasieu Parish site, entail significant risks, including shortages of materials or skilled labor, unforeseen engineering, environmental or geological problems, work stoppages, weather interference and unanticipated cost increases. The number and scope of the licenses and approvals required to complete the construction of any such project are extensive, including, without limitation, the approval of state and local land-use authorities and receipt of a building permit. Certain permits, approvals and authorizations necessary for the operation of the Casino and the development and operation of the related facilities have not been obtained. The docking facility will be subject to U.S. Coast Guard and U.S. Army Corps of

Engineers approvals, and rules and regulations governing its design and operation. Unexpected changes or concessions required by local, state or federal regulatory authorities could involve significant additional costs and delay the scheduled opening of the Casino.

NEW GAMING JURISDICTION

         Louisiana is a new gaming market, with the first riverboat gaming activities commencing in November 1993 on Lake Ponchartrain. Through May 15, 1995, there were twelve riverboat casinos operating in Louisiana. The success of gaming in a market which has never supported gaming operations cannot be guaranteed or accurately predicted. The number of patrons of a riverboat casino in a new gaming jurisdiction like Louisiana and the propensity of these patrons to wager cannot be predicted with any degree of certainty and there can be no assurance that the Company will be able to operate the Casino in a profitable manner.

REGULATORY UNCERTAINTY

         The Louisiana Riverboat Act permits the issuance of up to 15 licenses to conduct gaming activities on a riverboat, of which no more than six may be issued for the operation of gaming activities on riverboats in any one parish. The Enforcement Division has awarded 15 licenses, including one to the Company. In addition, Louisiana law also permits the operation of a single land-based facility in New Orleans. There are also Indian gaming casinos currently in operation in the state which are not subject to Louisiana gaming laws.

         The initial license necessary for conducting gaming activities on the Casino is for a five year term and, thereafter, is renewable for one year terms. No assurance can be given that the Enforcement Division will renew such license. No assurance can be given that the State of Louisiana will not repeal or amend existing legislation or enact legislation which may have a material adverse effect on the Company, including legislation that may: increase the number of riverboat gaming licenses which can be granted; authorize dockside gaming; permit more than one land-based casino; increase the statutory gaming fees and/or taxes; or limit or prohibit gaming activities in the State of Louisiana.

         The Enforcement Division has broad discretion to deny, condition, restrict, revoke or suspend gaming licenses, including the license received by the Company, and impose fines and other penalties for violation of the Louisiana Riverboat Act and/or the relevant rules and regulations. Penalties may include revocation or suspension of licenses or permits. In such event, the ability of the Company to successfully pursue a claim against the State of Louisiana, the Enforcement Division and/or the Gaming Commission involves the interpretation of state and federal law, including constitutional law, as to which the law is unclear. In addition, the Louisiana statute makes it clear that all risk of non-licensing is on the applicant, and each applicant is required to sign a comprehensive release of all present and future claims concerning matters of licensing and regulatory oversight against the Enforcement Division and the State of Louisiana. Accordingly, no prediction can be made regarding the Company's ability to successfully pursue such a claim if such a claim were to arise.

TAXATION

         The Company believes that the availability of significant additional revenue through taxation is one of the primary reasons that Louisiana and other jurisdictions have legalized gaming. The Company's gaming operations are, and any future gaming operations are likely to be, subject to significant taxes and fees in addition to normal federal and state corporate income taxes, and such taxes and fees are subject to increase at any time. Any material increase in these taxes or fees would adversely affect the Company.

MARITIME CONSIDERATIONS

         Under the provisions of Title 46 of the U.S. Code, the design, construction and operation of the Casino are subject to regulation and approval by the U.S. Coast Guard. In December 1994, after undergoing sea trials, the Casino received a Certificate of Inspection. In April 1995, the Certificate of Inspection was removed while certain modifications to the Casino are being made at the shipyard to accommodate the revised docking scheme in

Calcasieu Parish. The Casino will be subject to periodic inspections by the Coast Guard and every five years the Casino must be dry docked for hull and other inspections, which will result in a loss of service that can have an adverse effect on the Company. Failure to hold a Certificate of Inspection would preclude the use of the riverboat as a floating casino.

         All shipboard employees of the Company employed on U.S. Coast Guard regulated vessels, including those not involved with the actual operation of the vessel, such as dealers, cocktail hostesses and security personnel, may be subject to the Jones Act, which, among other things, exempts those employees from state limits on workers' compensation awards. The Company believes that it has adequate insurance to cover employee claims.

         Operating on the Calcasieu River will expose the Casino to marine hazards such as unpredictable river currents, potentially severe weather conditions and exposure to maritime traffic. The Company has obtained maritime insurance coverage; however, the occurrence of a catastrophic loss in excess of such coverage could have a material adverse effect on the Company.

REGULATION BY GAMING AUTHORITIES

         Typically, gaming authorities, including those in Louisiana, have discretionary authority to, and in certain circumstances must, require a direct or indirect holder of Common Stock to file an application to be investigated and to be found suitable as an owner or landlord of a gaming establishment. Such application may be required regardless of the circumstances under which ownership is obtained. The gaming laws and regulations of other jurisdictions in which the Company may seek or obtain licenses may also contain restrictions on the ability of a person or group to acquire or hold such securities or may require regulatory approval. In addition, the federal Merchant Marine Act of 1936 and the federal Shipping Act of 1916 and applicable regulations thereunder contain provisions designed to prevent persons who are not citizens of the United States, as defined therein, from holding in the aggregate more than 25% of the outstanding shares of common stock of the entities subject to such regulation. In addition, Louisiana gaming regulators have the statutory right to investigate and approve any holder of 5% or more of the outstanding Common Stock of the Company. The regulator must determine that such persons are deemed suitable to hold such stock and may require such holders to make filings and submit to regulatory proceedings in order to be qualified. Any holder of Common Stock required to apply for a finding of suitability must pay all investigative fees and costs of the gaming authorities in connection with such an investigation. Such restrictions could adversely affect the marketability of the Company's Common Stock.

         If the Enforcement Division finds that an individual owner or holder of a security of a corporate licensee or of a holding or an intermediary company or any person or persons with an economic interest in a licensee, or a director, partner, officer or manager is not qualified under the Riverboat Gaming Act and if, as a result, the licensee is no longer qualified to continue as a licensee, the Enforcement Division may suspend or revoke the license or permit. The Enforcement Division may also issue, under penalty, a revocation of license, a condition of disqualification naming the person or persons and declaring that such person or persons may not receive dividends or interest on securities of the corporation, exercise directly, or through trustee or nominee, a right conferred by securities of the corporation, receive remuneration from the licensee, receive any economic benefit from the licensee, continue an ownership or economic interest in a licensee or remain as a manager, officer, director or partner of a licensee.

ENVIRONMENTAL REGULATION

         The Company is subject to a variety of federal, state and local governmental regulations relating to the use, storage, discharge, emission and disposal of hazardous material. While the Company believes that it is presently in material compliance with all environmental laws, failure to comply with such laws could result in the imposition of severe penalties or restrictions on operations by government agencies or courts of law which could adversely affect operations. The Company does not maintain environmental impairment liability insurance to cover such events.

RESTRICTIONS ON HOLDERS OF COMPANY STOCK CONTAINED IN ARTICLES OF INCORPORATION

         The Articles of Incorporation of the Company provide that any shareholder of the Company who is found to be unsuitable by any gaming regulatory authority with jurisdiction over the Company's operations, may, in the discretion of the Board of Directors, be required to divest the shares of Company stock owned by such person within forty-five (45) days from the date on which the Company notifies the disqualified holder of the regulatory authority's determination of unsuitability, or the Company will have the right to purchase such stock at a price equal to the fair market value as defined in the Articles of Incorporation less twenty-five percent (25%).

         In addition, the Articles of Incorporation require that the Company maintain compliance under the federal Merchant Marine Act of 1936 and the federal Shipping Act of 1916, as amended, restricting the amount of shares of Company Common Stock which may be held by non-U.S. citizens. The Company may require foreign persons to divest their shares of Company Common Stock in accordance with the provisions of the Articles of Incorporation in the event that the Company determines that it is in violation of either of these Acts. See "Description of Securities."

UNCERTAINTY WITH RESPECT TO LAS VEGAS PROJECT

         The Company acquired all of the outstanding shares of capital stock of GEMS in December 1993 in exchange for an aggregate of 885,000 shares of Company Common Stock and the assumption of approximately $585,000 of liabilities. In June 1994, the Company exercised its option to purchase 18.6 acres of real property in Las Vegas for the development of a hotel and casino. This project is in the earliest stages of development, and there can be no assurance that the project will be completed, or if completed, that the project will be operated profitably.

MAINTENANCE OF EFFECTIVE PROSPECTUS

         Selling Shareholders may effect sales of shares of Common Stock only pursuant to an effective Registration Statement and Prospectus. The Company has undertaken to maintain the effectiveness of this Prospectus through April 30, 1997. In the event of the lapse of effectiveness of this Prospectus, Selling Shareholders would be restricted from selling their shares in the open market.


                                USE OF PROCEEDS

         All of the shares of the Common Stock offered hereby are being offered and sold by the Selling Shareholders. Accordingly, the Company will not receive any of the proceeds from such sales.

                             SELLING SHAREHOLDERS

         The following table sets forth certain information regarding the beneficial ownership of the Company's Common Stock as of April 30, 1995 by the shareholders of the Company who are offering shares pursuant to this Prospectus (the "Selling Shareholders").


                                     BEFORE THE OFFERING                           AFTER THE OFFERING
                                 --------------------------                     ------------------------
                                    SHARES                        SHARES TO        SHARES
                                 BENEFICIALLY      PERCENT         BE SOLD      BENEFICIALLY    PERCENT
NAME OF BENEFICIAL OWNER           OWNED(1)        OF CLASS      IN OFFERING        OWNED       OF CLASS
- ------------------------         -----------      ---------      -----------    ------------    --------
Ray A. Davezac(2)                   10,000            *            10,000            0             *
John L. Landrem, Inc.(2)            50,000            *            50,000            0             *
Paul J. Murray, III(2)              15,000            *            15,000            0             *
Joseph W. Mangin, Jr.(3)               0              *            30,000            0             *
- ---------------------------------

*    Less than 1% of outstanding shares.

(1) "Beneficial Ownership" includes shares for which an individual, directly or indirectly, has or shares voting or investment power or both. All of the listed persons have sole voting and investment power over the shares listed opposite their names unless otherwise indicated.
(2) Messrs. Davezac, Landrem and Murray have acted in consultant capacities and rendered services to the Company in connection with the development of the Company's Louisiana project, for which they received shares of Company Common Stock as partial consideration.
(3) Mr. Mangin served as Vice President Louisiana Operations of the Company from April 1994 to April 1995, and will receive 30,000 shares of Company Common Stock as a partial severance payment in connection with the termination of his employment.


                                   BUSINESS

GENERAL

     The Company is currently developing a riverboat gaming casino in Calcasieu Parish, Louisiana, near Lake Charles. In addition, the Company has purchased an 18.6 acre tract of land in the gaming district of Las Vegas, Nevada for development of a hotel and casino. The Company is also actively pursuing gaming opportunities in other jurisdictions.

     Prior to March 1994, the Company had been engaged in various facets of the cable programming business including (i) providing Free-To-Guest ("FTG") and Pay-Per-View ("PPV") programming services and equipment to the lodging and hospital industries, (ii) designing, producing and selling PPV equipment, (iii) constructing and operating Satellite Master Antenna Television and Community Antenna Television systems, and (iv) the buying and selling of cable properties and assets.

HISTORY

     Since its inception in 1983, the Company has been engaged in various facets of the cable and related programming businesses. During the fiscal year ended April 30, 1992 it became apparent to management of the Company that the hotel/motel FTG programming business had become increasingly competitive from a profit margin standpoint and that programming in the hotel industry was at or near saturation, and it was management's opinion that the value of the FTG business had peaked. Taking into account these and other factors, in late fiscal 1992, the Company sold the majority of its FTG programming business which accounted for approximately 85% of the Company's cable revenues during fiscal 1992. During the next fiscal year, the Company reviewed the status of its remaining cable operations, namely PPV and franchised cable, and began exploring new business opportunities. In early fiscal 1994, the Company began focusing its attention on opportunities in the gaming industry. In June 1993, the Company made the decision to enter the gaming business through the acquisition of St. Charles Gaming Company, Inc. ("SCGC"). Based upon that decision, the Company sold its remaining cable assets in November 1993 and February 1994. The dispositions of the FTG, PPV and other cable assets in fiscal 1992 and 1994 did not require stockholder approval under the laws of the State of Texas and therefore no vote of stockholders was taken. Such assets were sold to third parties unaffiliated with the Company.

GAMING DEVELOPMENT

     On June 25, 1993, Crown entered the gaming industry with the purchase of SCGC for $500,000 cash and 1.6 million shares of Crown Common Stock. SCGC had been formed in January 1993 in order to apply to the Louisiana Riverboat Gaming Commission ("Gaming Commission") to operate a riverboat gaming casino to be based in St. Charles Parish, Louisiana, near New Orleans. On June 18, 1993, SCGC received preliminary approval of its application from the Gaming Commission and in July 1993 filed its application with the Louisiana Riverboat Gaming Enforcement Division of the Office of State Police (the "Enforcement Division") for a license to operate a riverboat gaming casino. On March 29, 1994, SCGC received one of only fifteen authorized riverboat gaming licenses, subject to certain conditions, issued in the State of Louisiana.

     In January 1995, the Company made the strategic decision to relocate the site for its planned Louisiana casino from St. Charles Parish to Calcasieu Parish in the southwest part of the state near the Texas border. In March 1995, the Company entered into an agreement with Louisiana Riverboat Gaming Partnership ("LRGP") to form a joint venture to develop the Calcasieu Parish project. LRGP, a joint venture owned 50% by Casino America, Inc. ("Casino America") and 50% by Louisiana Downs, Inc., an Edward J. DeBartolo company, currently owns the Isle of Capri(SM) dockside riverboat casino located on the Red River in Bossier City, Louisiana, near Shreveport. Current plans call for the Calcasieu Parish project to become an Isle of Capri(SM) themed property. The joint venture agreement provides for the purchase by LRGP from the Company of 50% of the outstanding common stock of SCGC, subject to certain closing conditions. Consummation of this transaction is expected on or about May 31, 1995.

     The conditions to the permanent riverboat casino license include the Enforcement Division's approval of the riverboat's slot and surveillance configuration, submission to a mock cruise, operation of the riverboat under an approved plan of security and internal controls for a period of six months, installing turnstiles at the entrance and exit points of the riverboat, obtaining U.S. Coast Guard approval of the docking facility and proposed route, and providing a risk assessment to the U.S. Coast Guard and the U.S. Army Corps of Engineers relative to operating the riverboat at the Company's site. In connection with obtaining the Enforcement Division's approval of the proposed transfer of a 50% interest in SCGC from the Company to LRGP, the Enforcement Division imposed certain additional conditions to SCGC's Louisiana gaming license. These conditions require SCGC to (i) commence gaming operations in Calcasieu Parish by October 10, 1995, (ii) submit a plan of internal controls and rules of play to the Enforcement Division at least 120 days prior to the commencement of gaming operations, (iii) exercise due diligence in the development of its planned hotel in Calcasieu Parish and obtain the Enforcement Division's prior written approval to any modification to its plans for such hotel, including the abandonment of any portion of the project, (iv) obtain the Enforcement Division's finding of suitability of the lessor of the Calcasieu Parish site, and (v) obtain the U.S. Army Corps of Engineers approval for the relevant portions of the Calcasieu Parish project. Upon satisfaction of the conditions to the license, a permanent license will be issued by the Enforcement Division. Additional regulatory approvals will be required, including, among other things, final approval by the Gaming Commission, various approvals regarding navigation, environmental assessment, traffic control and other matters by various federal and state agencies, including the U.S. Army Corps of Engineers and its reporting agencies and the Louisiana Department of Transportation and Development. Local regulatory approval from agencies located in Calcasieu Parish will be required in connection with construction, sewage, and other matters in connection with the operation of a business including the serving of food and alcoholic beverages. Food service, sanitation and water approvals will be required from the Louisiana Department of Health and Human Resources and the Louisiana Department of Environmental Quality Office of Water Resources.

     On October 13, 1993, the Company entered into a purchase agreement with Kehl River Boats, Inc. ("KRB") to purchase a riverboat gaming casino (the "Casino") which was under construction at the time. The Casino was constructed by Houma Fabricators, a Louisiana based shipbuilder with 32 years of vessel construction experience. On July 8, 1994, the Company closed the purchase and took possession of the Casino. In December 1994, after undergoing sea trials, the Company received a Certificate of Inspection from the U.S. Coast Guard. In April 1995, the Certificate of Inspection was removed while certain modifications to the Casino are being made at the shipyard to accommodate the revised docking scheme in Calcasieu Parish.

     The Company's proposed site in Calcasieu Parish consists of a 10.5 acre tract and an adjacent 5.5 acre tract (collectively, the "Site") on the west bank of the Calcasieu River bordering Lake Charles to the east and approximately 1/4 mile south of Interstate 10. The Site is approximately 28 miles east of the Texas border which would make the Casino the closest riverboat gaming establishment to Houston, Texas. The Company believes a majority of the Casino's patrons will come from Texas due, in part, to the current absence of legalized gaming in that state. The Company has entered into an option agreement to lease the Site for an initial term of five years with renewal options for an additional fifteen years.

     The Company's gaming operations will be managed by Casino America (assuming the consummation of the joint venture with LRGP). Casino America currently owns and operates floating pavilion casinos in Biloxi and Vicksburg, Mississippi, and operates the dockside riverboat casino in Bossier City, Louisiana owned by LRGP.

     On December 13, 1993, the Company acquired 100% of the outstanding common stock of Gaming Entertainment Management Services, Inc. ("GEMS"), a Nevada corporation, which was organized in September 1992 for the purpose of developing a hotel and casino project in Las Vegas, Nevada. GEMS via contract had the right to purchase an 18.6 acre parcel of land for $10 million in the gaming district of Las Vegas. The option was exercised and the land was purchased on June 8, 1994. GEMS has no operations other than its development of the Las Vegas project. In connection with this transaction, the Company issued 885,000 shares of its common stock and assumed approximately $585,000 of liabilities. The Las Vegas site has received zoning approval through September 1995 (subject to extension) for the construction of a twelve story, 400 room hotel and casino.

     The Company's business strategy is to operate a riverboat gaming complex in Calcasieu Parish, Louisiana, and to take advantage of the trend toward increased legalization of gaming by states and municipalities. The Company intends to develop future gaming projects, including the Las Vegas project, with a primary emphasis on riverboat and dockside gaming. Presently the Company is working with a group headed by Gerard M. Jacobs, a director of the Company, to obtain a license to conduct gaming operations in the State of Illinois. The Illinois legislature may consider a bill to expand the number of gaming licenses granted in that state and the Company is working to obtain community endorsements and options to acquire land in such communities in the event the Company is awarded a gaming license in Illinois.

     Legal History with Respect to Louisiana Site. The original site for the Casino was located on the Mississippi River in St. Charles Parish near New Orleans. In connection with the proposed St. Charles Parish site, the Company made application for a change in zoning which was approved by the St. Charles Parish Planning and Zoning Commission and by the St. Charles Parish Council. However, the zoning change approval was vetoed by the Parish President on September 9, 1994. On September 16, 1994, the Company filed a petition in the 19th Judicial District Court in Baton Rouge, Louisiana seeking to enjoin the Parish from taking any further action on the zoning approval. The suit challenged the authority of St. Charles Parish to impose local zoning ordinances on riverboat gaming, which the Company believed to be in direct contradiction to state law. On October 20, 1994, the Company was granted a preliminary injunction enjoining the Parish and its officers and employees from interfering with, prohibiting or restricting the location, operation or development of the riverboat project at the Company's proposed site in St. Charles Parish. The preliminary injunction also prohibited the enjoined parties from failing to take any affirmative action to which the Company was entitled in conducting its activities within St. Charles Parish. The court held that an ordinance adopted by the Parish purported to restrict gaming operations in contradiction of state law and held such ordinance to be unconstitutional on its face.

     Following the issuance of the preliminary injunction, the President of St. Charles Parish requested a suspensive appeal from the 19th Judicial District Court, the First Circuit Court of Appeals and the Supreme Court of Louisiana. Both the 19th Judicial District Court and the First Circuit Court of Appeals denied the request for suspensive appeal. On November 3, 1994, the Supreme Court of Louisiana ordered that the preliminary injunction be stayed pending further notice from that court. On November 15, 1994, the Company filed a motion with the Supreme Court seeking to lift the stay, or in the alternative, to expedite the decision on the matter. The Supreme Court heard oral arguments on the matter on December 14, 1994, and on January 17, 1995 reversed the decision of the trial court, holding that the St. Charles Parish ordinance in question was not unconstitutional. The Supreme Court remanded the case back to the trial court for further proceedings.

     In light of the potential for protracted legal proceedings in St. Charles Parish, coupled with the delays already encountered and growing legal expenses, the Company decided to pursue an alternative site that was investigated by the Company during the delays in St. Charles Parish. On January 23, 1995, the Company entered into a letter of intent with LRGP to jointly develop a site on the Calcasieu River in Calcasieu Parish, Louisiana. The proposed change in site from St. Charles Parish to Calcasieu Parish required the approval of the Gaming Commission, which was granted on February 8, 1995. On March 2, 1995, the Company and LRGP entered into a definitive joint venture agreement.

     The Joint Venture Agreement. On March 2, 1995 the Company entered into an agreement with LRGP to form a joint venture to develop the Company's Louisiana casino project (the "Agreement"). Pursuant to the Agreement, the Company will sell a 50% interest in SCGC to LRGP in return for (i) a five-year $20 million note (the "LRGP Note"), and (ii) $1 million. The sale of a 50% interest in SCGC required the approval of the Enforcement Division, which was granted on March 14, 1995. This transaction is expected to be consummated on or about May 31, 1995.

     The LRGP Note will bear interest at 11.5% per annum, and will be secured by LRGP's 50% interest in SCGC. Interest only will be payable monthly for the entire term of the LRGP Note. Principal is payable in seventeen equal quarterly installments beginning twelve months after closing, provided that if the distributions from SCGC to LRGP during any quarter are less than the principal installment due for such quarter, LRGP will only be obligated to pay the amount of such distribution and any deficiency will be deferred to the next installment due under the LRGP Note. All principal and interest not previously paid will be due and payable five years after closing. The Company will have the option at any time to convert up to 50% of the principal outstanding on the LRGP Note (but not more than a total conversion of $5 million in principal amount) into common stock of Casino America at a conversion rate of $12 per share.

     With the approval of the Company's senior Lender, LRGP loaned certain funds to SCGC for working capital and casino design planning purposes and to buy-out its former casino management agreement with Century Casinos, Inc. for $4 million. In addition, pursuant to the Agreement, LRGP will lend funds to SCGC, or will provide a financing source for SCGC, to provide for (i) all development costs relating to the Calcasieu Parish project, and (ii) interest due on its senior debt, in amounts to be agreed upon by LRGP and the Company. The maximum amount of all loans funded or guaranteed by LRGP will not exceed $45 million. The loans will be secured by substantially all the assets of SCGC (after the retirement of SCGC's senior debt) and will bear interest and be repayable on the same terms as the third party financing to be obtained by SCGC, with the credit assistance of LRGP. In the absence of third party financing, or if the proposed transaction does not close for any reason, the loans will bear interest at 11.5% per annum and will be repaid on the later of
(i) August 1, 1995, or (ii) three business days after SCGC retires all of its outstanding debt with its Lender.

     Simultaneously with the execution of the Agreement, SCGC entered into a casino management agreement with Casino America. The casino management agreement has a term of 99 years and provides for a management fee of 2% of "Revenues," as defined in the agreement, (generally net gaming revenues less gaming and admission taxes plus all other operating revenues) plus 10% of "Net Operating Income," as defined in the agreement, but not to exceed a total of 4% of aggregate "Revenues." In the event the joint venture is not consummated, the casino management agreement will be terminated. In the event the Company reacquires LRGP's 50% interest in SCGC, SCGC will have the right to terminate the casino management agreement.

     In addition to the foregoing, the Company has agreed to grant LRGP a right of first refusal to develop its 18.6 acre parcel of land in the gaming district of Las Vegas with the Company in the event the Company chooses to develop such project on a joint venture basis.

     The Agreement is subject to certain closing conditions including the receipt of certain environmental engineering reports and the execution of leases with respect to the Site, the receipt of approvals of the Gaming Commission and the Enforcement Division, as well as a determination of the Federal Trade Commission not to raise an objection to the consummation of the transaction. The Company expects the transaction to close on or about May 31, 1995.

THE CASINO FACILITIES

     The Casino is a four deck riverboat measuring approximately 292 feet in length by 74 feet in width. The Casino offers approximately 53,000 square feet of floor space (excluding the hull) of which 44,000 square feet is available for passengers including 21,000 square feet to be used for active gaming operations. The Casino contains approximately 777 slot machines, all of which are equipped with IGT's computerized player tracking system ("The Smart System"), which will allow the Casino to build a data base of its customers' playing habits, and 45 table games (including black jack, craps, Caribbean stud, Big Six and roulette) for a total of approximately 1,100 gaming positions. The Casino, which can accommodate 2,000 passengers, has been designed to create a comfortable and spacious atmosphere with a low ratio of gaming positions to both passenger capacity and passenger square footage. The Company will, however, have the option of expanding the Casino's gaming positions and square footage in the future if circumstances warrant. Gaming will be conducted on the main, second and third decks with the second deck also featuring a 130 seat restaurant and lounge area. The Company anticipates that it will convert this approximately 2,500 square foot restaurant and lounge area into additional gaming space. Furthermore, the Casino has an uncovered fourth deck available to passengers for sight seeing and relaxation.

     The Company plans to construct an approximately 60,000 square foot terminal facility, a 1,400 space parking garage, a 300 room hotel and approximately 500 surface parking spaces. The Company plans to initially operate from a temporary facility while it constructs the permanent terminal facility and completes the parking garage. After completion of the permanent terminal facility, the Company plans to begin construction of a mid-rise, 300 room, mid-priced hotel. The Company believes there is currently a shortage of hotel rooms in the Lake Charles area.

     The terminal facility will contain approximately 35,000 square feet of public facilities including two restaurants and a delicatessen, bars and lounges, an entertainment area, a gift shop, a VIP lounge, and a boarding area. The balance of the terminal facility will consist of administrative offices and an employee lounge and locker facilities. The terminal facility will be designed consistent with the Caribbean-themed Isle of Capri(SM) Casinos. The tropical decor may include palm trees, bamboo huts, a 25-foot waterfall, a robotic talking parrot, and certain special effects and attractions, including a simulated tropical lightning storm and a wave wall. Further supporting the island theme are steel drum bands, floral costuming and tropical drinks, which the Company believes reinforce the sensation of an island vacation. Patrons will enter the complex through the entertainment and reception area that joins the entrances to the Casino and the restaurant and lounge areas. At the entrance, hosts and hostesses will be available to direct patrons to gaming areas of their choice and to the Island Gold Players Club booth.

     Riverboat Specifications. The Casino is 292 feet in length by 74 feet in width. It has four levels with ceilings ranging from 8 to 12 feet in height. It is under 1,600 gross tons (for marine crewing purposes) and has a 14,000 gallon fuel oil capacity. The riverboat has 30,000 gallons of potable water and 47,500 gallons of sewage capacity. The two main engines are Cummins 940 horsepower marine diesel engines, with an additional dedicated auxiliary engine to drive the paddlewheel. The riverboat has three generators that are Cummins 725 kilowatt generators and one Cummins 200 kilowatt emergency generator. The steering mechanisms are enhanced by two Thrustmaster of Texas 150 horsepower hydraulically driven bow thrusters. The riverboat has two elevators, one with 3,500 lb. capacity for casino patrons and one with 10,000 lb. capacity for employees to transport tokens and coins to the hard count room, and two Trane 200 ton air conditioning units which have the capacity to replace all of the air in the Casino every seven minutes.

     In addition, the riverboat has two gangways, two smokestacks, an engine monitoring system, a fire extinguishing system, potable water system, electrical system, telephone/intercom system, radar system, navigational equipment, insulation, floor coverings, wall coverings, ceiling tiles, crown molding, draperies, window blinds, several crystal chandeliers, granite counter tops, brass door hardware, galley furnishings, three bars, men's and women's restrooms on each deck, office furnishings, two uninterruptable power supply units and other furnishings and equipment necessary to operate a U.S. Coast Guard approved riverboat passenger vessel.

THE SITE

     The Site consists of a 10.5 acre tract and an adjacent 5.5 acre tract on the west bank of the Calcasieu River bordering Lake Charles to the east and approximately 1/4 mile south of Interstate 10. The Site, located in the Greater Lake Charles area, is approximately 28 miles east of the Texas border, which would make it the closest riverboat gaming establishment to Houston, Texas.

     In January 1995, the Company entered into an option agreement to lease the Site, for which option the Company paid aggregate consideration of $100,000. The underlying leases have an initial term of five years with three five year renewal options. During the initial term, the leases require annual rental payments totaling $850,000, payable monthly. During the first renewal term, the rent will be increased annually by the greater of (i) 5%, or (ii) the percentage increase in the average consumer price index for Calcasieu Parish, Louisiana for the previous twelve month period. During the second and third renewal terms, the lessor and the lessee will attempt to set the rent equal to 100% of the rent paid by other riverboat gaming operators in Louisiana and Mississippi for comparable property usages, or if no agreement can be made, then the parties will appoint real estate appraisers to set the rent for such renewal term. In addition, the Company will pay all real estate taxes, except for taxes due on the unimproved value of the property. In March 1995, the Company exercised its option by executing the lease agreement with respect to the 10.5 acre tract. The Company anticipates that it will execute the lease with respect to the adjacent 5.5 acre tract in the near future.

OPERATIONS

     The Company intends for the Casino to make six cruises per day at three-hour intervals beginning at 10:00 a.m. with the latest cruise at 1:00 a.m. While on board the passengers will be offered a variety of slot machines, craps, black jack, roulette, Caribbean stud and any other gaming opportunity for which there is a perceived market demand. Pursuant to Louisiana law, the Casino can remain at the dock during periods of adverse weather at the discretion of the riverboat captain and gaming can continue. The riverboats currently operating in Louisiana have remained dockside a substantial portion of the time.

     The Casino's gaming operations will be managed by Casino America pursuant to a casino management agreement which was executed simultaneously with the definitive joint venture agreement. The Company had previously contracted with Century Casinos, Inc. to manage the Casino's gaming operations. As a result of the Agreement and the arrangement with Casino America, the Company and Century Casinos, Inc. terminated their agreement pursuant to which the Company paid a termination fee of $4 million.

     Since 1992, Casino America has been a developer, owner and operator of dockside riverboat and floating pavilion casinos and related facilities. Casino America currently owns and operates floating pavilion casinos in Biloxi and Vicksburg, Mississippi, and operates the dockside riverboat casino in Bossier City, Louisiana owned by LRGP. Casino America will generally be responsible, subject to the direction and approval of an executive management committee, for the pre-opening and operating phases of the development and operation of the Casino. During the pre-opening phase, Casino America is generally expected to, among other things, (i) review the design and specifications of the land-based facilities, (ii) assist in the supervision of construction activities, (iii) assist in the purchasing of equipment for the land-based facility, (iv) prepare operating budgets, (v) develop and implement operating policies, marketing strategies and credit systems, (vi) hire and train personnel, (vii) coordinate advertising and public relations, (viii) assist in obtaining necessary licenses and permits, and (ix) provide other services incidental to completion of the development.

     During the operating phase Casino America is generally expected to, among other things, (i) employ, pay, and supervise all employees of the Casino, (ii) purchase or provide for all necessary supplies and provisions, (iii) maintain, repair and operate the Casino in a first class and professional manner, (iv) ensure compliance with all statutes, ordinances, laws, rules and regulations of applicable governing bodies, (v) arrange for utilities, telephone service, security and trash removal, (vi) supervise concessionaires, (vii) establish and maintain accounting systems and internal controls, (viii) hire, book, and retain entertainment, and (ix) provide additional services necessary for the successful operation of the Casino.

     The management agreement with Casino America has a term of 99 years and provides for a management fee of 2% of "Revenues," as defined in the agreement, (generally net gaming revenues less gaming and admission taxes, plus all other operating revenues) plus 10% of "Net Operating Income," as defined in the agreement, but not to exceed a total of 4% of aggregate "Revenues." In the event the joint venture is not consummated, the casino management agreement will be terminated. In the event the Company reacquires LRGP's 50% interest in SCGC, SCGC will have the right to terminate the casino management agreement.

THE MARKET

     Calcasieu Parish has a population of approximately 172,000 including approximately 160,000 in the Greater Lake Charles area. The following table reflects the estimated population within various distances from the Casino:

                     Distance from                       Estimated
                         Casino                          Population
                       (in miles)                      (in millions)
                     -------------                     -------------
                           50                                .5
                          100                               1.5
                          150                               6.4
                          200                               9.9

     Lake Charles is an active community with a cultural heritage and community resources including a symphony orchestra, ballet and numerous art galleries and museums. The area is also host to seasonal festivals and special events which highlight Cajun food and music, historic crafts and water sports. Lake Charles hosts the annual "Contraband Days," which is the second largest festival in Louisiana after New Orleans' Mardi Gras Festival. Contraband Days spans a period of two weeks and attracts approximately 200,000 visitors to the area.
In addition, Lake Charles has a civic center which offers a 2,000 seat theater and a 50,000 square foot exhibition hall used for conventions, sporting events and entertainment. Lake Charles is well known for its outdoor recreational activities including hunting, boating and fishing.

     U.S. Interstate 10 connects Lake Charles to Texas cities to the west including Orange (35 miles), Beaumont (58 miles), Port Arthur (59 miles), Galveston (135 miles), and Houston (140 miles), and the Louisiana cities of Baton Rouge (123 miles), and New Orleans (207 miles) to the east. The Company believes a majority of its patrons will come from Texas, particularly from the Greater Houston area, due in large part to the current absence of legalized casino gaming in Texas.

SALES AND MARKETING

     The Company plans to attract customers to the Casino by designing and implementing marketing strategies and promotions that emphasize the Caribbean theme and promote repeat visitation and customer loyalty. For example, the Company plans to offer Island Gold Players Club membership for its slot machine patrons and "V.I.P." services to higher wagering and repeat gaming patrons.
The Island Gold Players Club is a promotional activity in which members accumulate points that can be exchanged for benefits, such as casino cash tokens, prizes and complimentary services. In addition, Club members receive double hand-paid jackpots, tournament priority and monthly newsletters. It is anticipated that Club membership cards will be usable on an interchangeable basis at other Isle of Capri(SM) Casino properties. Further, the Company will use the Club to track patron slot play and develop a customer database, which the Company will utilize in its marketing programs.

     To encourage group sales, the Company will emphasize bus programs, corporate and hotel sales programs and potentially golf package programs with area hotels and golf courses. The Company has also placed a significant emphasis on attracting local residents and seeks to maintain a strong local identity by offering higher slot pay-outs, a variety of gaming choices, moderately priced food and beverages, an outgoing and friendly staff, slot club membership incentives, VIP benefits, a selection of low denomination slot machines and table games, periodic slot tournaments and promotions, and an abundance of close parking spaces with valet parking available. Additionally, the Casino will feature a non-smoking deck, a high-rollers deck with 12 foot ceilings and crystal chandeliers, a spacious atmosphere with a low ratio of gaming positions to casino square footage, and a well maintained and clean terminal facility and Casino. The Company intends to develop a database of names and addresses of its customers based on phone reservations, credit card sales and manual and computerized player tracking. The Company plans to use this information to conduct an aggressive direct mail campaign, both for existing customers and for potential customers in targeted zip codes, which offers food and beverage discounts or giveaways, special prizes and drawings, and to distribute a monthly newsletter which includes information on tournaments and special events and provides playing tips. In addition to direct mail, the Company's marketing efforts will utilize billboard advertising, radio, television and newspaper advertisements and an active telemarketing program.

     The Casino plans to regularly sponsor tournaments, and have periodic promotions and drawings. In some cases, promotions will be tied to local charities or community activities. The Casino also plans to provide gaming classes for the novice desiring to learn more about the intricacies of the more advanced table games.

INDUSTRY AND COMPETITION

     The gaming industry nationwide is undergoing dramatic transformation. The legalization of gaming on Indian reservations has influenced the spread of gaming throughout the U.S. An active area of expansion is riverboat gaming which presently is permitted in Illinois, Indiana, Missouri, Iowa, Louisiana and Mississippi. In addition, ballots and referenda related to some form of legalized gaming are being considered in several other states. Given the success and generally positive reception to date, management believes that gaming is likely to become further embedded in American culture.

     The Company believes that the expansion into emerging markets of gaming, including riverboat and dockside gaming, state sponsored video lotteries, small stakes casino gaming and gaming on Indian land, reflects the increasing popularity and acceptability of gaming activities in the United States. The primary reason for the growth in the legalization of riverboat and dockside gaming is attributable to a need by states to increase tax revenues and create jobs without increasing general taxation. Secondly, riverboat and dockside gaming is apparently more palatable to the general public than traditional land-based casinos because riverboat casinos are by their nature restricted to waterways and therefore remove some of the public's concern of having a casino operating in their neighborhood. Lastly, as public officials see their citizens travel across borders to neighboring states that have approved gaming, there is competitive pressure to pass gaming legislation and retain the related tax revenues.

     Riverboat gaming operations can differ from traditional land based casinos in that they can charge for admission, sometimes require reservations, and can restrict entry and departure to a period of fixed duration. Even when the vessels remain at the dock during inclement weather, boarding times may be restricted. The casino floor, however, does not need to be cleared between gaming sessions. Riverboats, unlike land based facilities, are also regulated by the U.S. Coast Guard, whose regulations affect boat design, on-board facilities, equipment and personnel.

     The casino gaming industry is highly fragmented and characterized by a high degree of competition among a large number of participants, including riverboat, dockside and land-based casinos, video lottery terminals, Indian gaming, and other forms of legalized gaming in the United States. The Company will be competing with other larger, more established gaming companies, some of which have far greater financial resources than the Company. The Company believes that competition in the gaming industry, particularly the riverboat and dockside gaming industry, is based on the quality and location of gaming facilities, the effectiveness of marketing efforts, and customer service and satisfaction. Although management of the Company believes that the location of the Casino will allow the Company to effectively compete with other casinos in the geographic area surrounding it, the

Company expects competition in the casino gaming industry to be intense as more casinos are opened and new entrants into the gaming industry become operational.

     Louisiana state law currently limits the number of riverboat gaming licenses that may be granted to 15, plus a single land-based facility in New Orleans. There are also Indian gaming casinos currently in operation in the state, which are not subject to Louisiana gaming laws. The Company anticipates that seven of the 16 authorized casinos will operate in the New Orleans metropolitan area. The Company believes Louisiana's self imposed limitation on the number of licenses that may be granted may create a favorable operating environment for the 16 gaming operations in the state authorized under Louisiana statute.

     Through May 15, 1995, twelve riverboat gaming operations had commenced in Louisiana. The Star Casino became Louisiana's first riverboat casino with operations commencing in November 1993. According to the State of Louisiana Department of Public Safety and Corrections Public Safety Services, Riverboat Gaming Division, for the month of January 1995, the average daily gaming revenue was approximately $264,000 for the riverboat gaming operations in the state, or approximately $7.9 million per month. However, the four riverboat casinos located near the Texas border (three in Bossier City/Shreveport and one in Lake Charles) averaged $10.7 million of net gaming revenue for the month of January 1995, and $10.9 million per month during the six months ended December 1994.

     The primary market area for the Casino includes the Houston, Texas metropolitan area, other population centers west of the Casino such as Beaumont, Galveston, Orange and Port Arthur, Texas and population centers east of the Casino such as Lafayette and Baton Rouge, Louisiana. The Company expects that more than half of its patrons will come from Texas, with a significant portion coming from metropolitan Houston. Although casino gaming is not currently permitted in Texas, the Texas legislature has considered various proposals to authorize casino gaming. Gaming cannot commence in Texas until the legislature adopts appropriate legislation (which may require an amendment to the Texas Constitution) and operators complete the licensing and construction process. If casinos commence operations in Texas in or near the Company's primary market area, they would adversely affect the Company's Calcasieu Parish casino project.

     Through mid-April 1995, one riverboat casino operated by Players International, Inc. (the "Players Casino") was conducting riverboat gaming operations in the Lake Charles market, with the next nearest riverboat casino operating in Baton Rouge, some 123 miles to the east. The Players Casino, with approximately 25,000 square feet of gaming space is comparable in size to the Company's Casino and has averaged approximately $12.1 million of gaming revenue per month during the six month period ending December 31, 1994. In April 1995, Players purchased the Showboat Star riverboat casino, and moved that riverboat to Lake Charles and began operations alongside the Players Casino. In addition to the Players Casino, in January 1995 the Grand Casino Coushatta (a casino owned by the Coushatta Tribe of Indians and managed by Grand Casinos) opened for business just north of Kinder, Louisiana. The Grand Casino Coushatta, a land based facility, is located approximately 39 miles northeast of Lake Charles.

LOUISIANA GAMING REGULATION

     In July 1991, the Louisiana legislature adopted legislation permitting certain types of gaming activity on the Mississippi, Red, Calcasieu, Mermentau, Ouachita or Atchafalaya rivers, in the Mississippi River Gulf Outlet, Bayou Bienvenue, Lake Ponchartrain, Lake Maurepas, Lake Charles and the Intracoastal Waterway.

     The legislation granted authority to supervise gaming activities to the Gaming Commission and the Enforcement Division. The Gaming Commission is authorized to hear and determine all appeals relative to the granting, suspension, revocation, and renewal of all licenses, permits and applications. In addition, the Gaming Commission must establish regulations concerning authorized routes and duration of excursions, minimum levels of insurance, construction of riverboats and periodic inspections. The Enforcement Division is authorized to investigate applicants and issue licenses, investigate violations of the statute and conduct reviews of gaming activities.

     In issuing a license, the Enforcement Division must find that the applicant is a person of good character, honesty and integrity and the applicant is a person whose prior activities, criminal record, if any, reputation, habits and associations do not pose a threat to the public interest of the State of Louisiana or to the effective regulation and control of gaming, or create or enhance the dangers of unsuitable, unfair or illegal practices, methods, and activities in the conduct of gaming or the carrying on of business and financial arrangements in connection therewith. The Enforcement Division will not grant a license unless it finds that: (i) the applicant is capable of conducting gaming operations, which means that the applicant can demonstrate the capability, either through training, education, business experience, or a combination of the above to operate a gaming casino; (ii) the proposed financing of the riverboat and the gaming operations is adequate for the nature of the proposed operation and from a source suitable and acceptable to the Enforcement Division; (iii) the applicant demonstrates a proven ability to operate a vessel of comparable size, capacity and complexity to a riverboat so as to ensure the safety of its passengers; (iv) the applicant submits a detailed plan of design of the riverboat in its application for a license; (v) the applicant designates the docking facilities to be used by the riverboat;
(vi) the applicant shows adequate financial ability to construct and maintain a riverboat; and (vii) the applicant has a good faith plan to recruit, train, and upgrade minorities in all employment classifications.

     The Enforcement Division is empowered to issue up to fifteen licenses to conduct gaming activities on a riverboat of new construction in accordance with applicable law. However, no more than six licenses may be granted to riverboats operating from any one parish.

     The Louisiana gaming law specifies certain restrictions and conditions relating to riverboat gaming operations, including but not limited to the following: (i) gaming is not permitted while a riverboat is docked, unless the vessel is docked for less than 45 minutes between excursions, or unless dangerous weather or water conditions exist; (ii) each round trip riverboat cruise may not be less than three nor more than eight hours in duration (inclusive of the 45 minutes between excursions), subject to specified exceptions; (iii) agents of the Enforcement Division are permitted on board at any time during gaming operations; (iv) gaming devices, equipment, and supplies may only be purchased or leased from permitted suppliers; (v) gaming may only take place in the designated gaming area while the riverboat is upon a designated river or waterway; (vi) gaming equipment may not be possessed, maintained, or exhibited by any person on a riverboat except in the specifically designated gaming area, or a secure area used for inspection, repair, or storage of such equipment; (vii) wagers may be received only from a person present on a licensed riverboat; (viii) persons under 21 are not permitted in designated gaming areas; (ix) except for slot machine play, wagers may be made only with tokens, chips, or electronic cards purchased from the licensee aboard a riverboat; (x) licensees may only use docking facilities and routes for which they are licensed and may only board and discharge passengers at the riverboat's licensed berth; (xi) licensees must have adequate protection and indemnity insurance; (xii) licensees must have all necessary federal and state licenses, certificates, and other regulatory approvals prior to operating a riverboat; and (xiii) gaming may only be conducted in accordance with the terms of the license and the rules and regulations adopted by the Enforcement Division.

     Louisiana law permits 24-hour unlimited stakes gaming on newly constructed riverboats which conduct cruises, does not have loss or bet limitations, but restricts the percentage of space on a riverboat that may be utilized for gaming to the lesser of (a) 60% of the total square footage of the passenger access area, or (b) 30,000 square feet. The bill authorizing riverboat gaming authorizes a state and franchise tax aggregating to 18.5% of net gaming proceeds, and up to a $2.50 per passenger boarding fee. A total of 15 riverboat gaming licenses are authorized to be granted, with a maximum of 6 riverboat gaming licenses in any one parish. Louisiana law also allows a single, land-based casino in the City of New Orleans. The legal age for gaming in Louisiana is 21.

     The transfer of a license or permit or an interest in a license or permit is prohibited. The sale, assignment, transfer, pledge, or disposition of securities which represent 5% or more of the total outstanding shares issued by a corporation that holds a license is subject to Enforcement Division approval. A security issued by a corporation that holds a license must generally disclose these restrictions.

     The license fee to conduct gaming activities on a riverboat is (i) $50,000 per riverboat for the first year of operation and $100,000 per year per riverboat thereafter plus (ii) 3 1/2% of the net gaming proceeds. In addition, an annual franchise fee of 15% of the net gaming proceeds will be charged to conduct operations on Louisiana waterways. The local governing authority (city or parish) is permitted to assess the riverboat operation up to $2.50 per person as an admissions tax.

NON-GAMING REGULATIONS

     The Company will be subject to certain federal, state and local safety and health laws, regulations and ordinances that apply to non-gaming businesses generally, such as the Clean Air Act, Clean Water Act, Occupational Safety and Health Act, Resource Conservation Recovery Act and the Comprehensive Environmental Response, Compensation and Liability Act. The Company has not made, and does not anticipate making, material expenditures with respect to such environmental laws and regulations. However, the coverage and attendant compliance costs associated with such laws, regulations and ordinances may result in future additional costs to the Company's operations.

     The federal Merchant Marine Act of 1936 and the federal Shipping Act of 1916 and applicable regulations thereunder contain provisions designed to prevent persons who are not citizens of the United States from holding in the aggregate more than 25% of the outstanding shares of common stock of entities subject to such regulation.

     All vessels containing gaming equipment operated by the Company in Louisiana must comply with U.S. Coast Guard requirements as to boat design, on-board facilities, equipment, personnel (including requirements that each vessel be operated by a minimum complement of personnel) and safety. Each vessel must hold a Certificate of Inspection from the Coast Guard. The Coast Guard requirements establish design standards, set limits on the operation of the vessels and require individual licensing of certain personnel involved with the operation of the vessel. In December 1994, after undergoing sea trials, the Casino received a Certificate of Inspection from the Coast Guard. In April 1995, the Certificate of Inspection was removed while certain modifications to the Casino are being made at the shipyard to accommodate the revised docking scheme in Calcasieu Parish. The Casino will be subject to periodic inspections by the Coast Guard and every five years the Casino must be dry docked for hull and other inspections, which will result in a loss of service that can have an adverse effect on the Company. Failure to hold a Certificate of Inspection would preclude the use of the riverboat as a floating casino.

     All shipboard employees of the Company, even those not involved in the actual operation of the vessel, such as dealers, cocktail hostesses and security personnel, may be subject to the Jones Act which, among other things, exempts those employees from state limits on workers' compensation awards.

     Construction activities on the Site require the approval of or permits from the U.S. Army Corps of Engineers and its reporting agencies regarding navigational and flooding matters, Calcasieu Parish regarding sewage, construction and water matters, the Louisiana Department of Transportation and Development regarding traffic matters, the Louisiana State Fire Marshall regarding fire and building safety matters, the Louisiana Department of Health and Human Services regarding food service and sanitation matters, and certain other approvals or permits.

FUTURE EXPANSION

     In December 1993, Crown acquired all of the outstanding stock of GEMS, which had an option to purchase an 18.6 acre parcel of land for $10 million in the gaming district of Las Vegas located across the street from the Gold Coast Hotel and Casino. GEMS exercised the option and purchased the land on June 8, 1994. The land has received zoning approval through September 1995 (subject to extension) for the construction of a twelve story, 400 room hotel and casino. Crown intends to develop this hotel and casino project either independently or through a joint venture. In connection with the joint venture agreement with LRGP, the Company will grant LRGP a right of first refusal to develop the Las Vegas project with the Company in the event the Company chooses to develop such project on a joint venture basis. GEMS has no other operations other than its development of the Las Vegas project.

     In connection with the GEMS acquisition, Crown issued 885,000 shares of its common stock and assumed liabilities of approximately $585,000. The land was appraised in February 1994 for approximately $20.3 million.

EMPLOYEES

     At February 28, 1995 the Company employed approximately 40 full time employees. None of the Company's employees is covered by a collective bargaining agreement and the Company believes that its employee relations are satisfactory. Upon the opening of the Casino, management expects SCGC to employ approximately 1,500 persons full time.

PROPERTIES

     The Company maintains its executive offices in approximately 3,000 square feet of leased office space in Dallas, Texas. Although management of the Company believes that its executive offices will be adequate to meet the Company's needs in the near term, management is evaluating its office space needs for its future operations, and may determine to relocate its corporate offices to another location in Dallas.

     On July 8, 1994, the Company purchased its Casino from KRB. The Casino consists of four decks and an aggregate of 53,000 square feet of floor space, including 21,000 square feet to be used for active gaming operations.

     The Company intends to lease all of the proposed site in Calcasieu Parish. For consideration of $100,000, the Company has acquired an option to lease the
10.5 acre tract and the adjacent 5.5 acre tract that comprise the Site for the Casino on the Calcasieu River. In March 1995, the Company executed the lease agreement with respect to the 10.5 acre tract. The underlying leases have an initial term of five years, with three five-year renewal options. During the initial term, the leases require annual rental payments of $850,000 per year, excluding property taxes.

     The Company owns 6.5 acres of land adjacent to the Mississippi River levee in St. Charles Parish, Louisiana that it had planned to use in connection with its former riverboat casino site in St. Charles Parish. The Company will seek to sell such property in the near future.

     The Company, through its GEMS subsidiary, exercised an option to purchase an 18.6 acre parcel of land in the gaming district of Las Vegas, Nevada on June 8, 1994, for $10 million. The land has received zoning approval through September 1995 (subject to extension) for the construction of a twelve story, 400 room hotel and casino.

ENVIRONMENTAL MATTERS

     The Company's operations do not qualify it as a hazardous waste generator and the Company believes it is in compliance with all applicable laws and regulations governing the discharge of hazardous waste into the environment.

PENDING LITIGATION

     Other than as set forth below, there are no pending legal proceedings which the Company believes have the potential to have a material adverse effect on the Company, to which the Company is a party or of which any of its properties are subject. There are no material proceedings known to the Company being contemplated by any governmental authority. There are no material proceedings known to the Company, pending or contemplated, in which any director, officer or affiliate or any principal security holder of the Company or any associate of any of the foregoing, is a party, or has an interest, adverse to the Company.

     On September 21, 1994, an action was filed against the Company and SCGC in the 24th Judicial District Court for the Parish of Jefferson, Louisiana by Avondale Industries, Inc. ("Avondale"). In this action, Avondale alleges that the Company was contractually obligated to Avondale for the construction of the Company's riverboat vessel based upon a letter of intent (allegedly reaffirming a previous agreement entered into between Avondale and SCGC). Avondale alleges that the Company breached a duty to negotiate in good faith toward the execution of a definitive Vessel Construction Contract. Alternatively, Avondale alleges that a separate, oral contract for the construction of the vessel existed and that the Company committed unspecified unfair trade practices and misrepresentation. Avondale seeks unspecified damages including "all lost profits and lost overhead" and attorneys fees. The Company intends to vigorously contest liability in this matter.

                           DESCRIPTION OF SECURITIES

COMMON STOCK

         The Company is authorized to issue up to 50,000,000 shares of Common Stock. As of the date hereof, 11,678,459 shares of Common Stock are issued and outstanding. Holders of shares of Common Stock are entitled to elect all of the members of the Board of Directors of the Company, and such holders are entitled to vote as a class on all matters required or permitted to be submitted to the shareholders of the Company. Subject to such preferential rights as the Board of Directors may grant in connection with future issuances of preferred stock, holders of shares of Common Stock are entitled to receive such dividends as the Board of Directors may declare in its discretion out of funds legally available therefor. Holders of shares of Common Stock are entitled to share ratably in any distribution made to holders of Common Stock in the event of a liquidation, dissolution or winding up of the Company after payment of liabilities and any liquidation preference on any shares of preferred stock then outstanding. Holders of shares of Common Stock have no cumulative voting or preemptive rights, nor do they have any conversion, preemptive or other rights to subscribe for additional shares or other securities. There are no redemption or sinking fund provisions with respect to such shares. All outstanding shares of Common Stock are fully paid and nonassessable.

PREFERRED STOCK

         The Board of Directors of the Company is authorized, without further action of the shareholders of the Company, to issue up to 1,000,000 shares of Preferred Stock in one or more series and to fix the number of shares constituting any such series and the rights and preferences thereof, including dividend rates, terms of redemption (including sinking fund provisions), redemption price or prices, voting rights, conversion rights and liquidation preferences of the shares constituting such series. The issuance of Preferred Stock by the Board of Directors could adversely affect the rights of holders of Common Stock. For example, an issuance of Preferred Stock could result in a class of securities outstanding with preferences over the Common Stock with respect to dividends and liquidations, and that could (upon conversion or otherwise) enjoy all of the rights appurtenant to Common Stock.

 The Company has no present plans to issue any shares of the Preferred Stock.

REGISTRATION RIGHTS RELATED TO CERTAIN WARRANTS

         On January 5, 1994, in partial consideration for its services as placement agent in connection with a proposed private placement of Company debt securities which was never consummated, the Company granted Dabney/Resnick, Inc. a warrant to purchase 80,440 shares of the Company's Common Stock. Pursuant to a separate Registration Rights Agreement, Dabney/Resnick, Inc. has the right to require the Company on one occasion to register the shares underlying such warrant under the federal Securities Act of 1933 (the "Securities Act").

         On January 5, 1994, the Company issued a warrant to purchase 80,440 shares of its Common Stock to Sun Life Insurance Company of America, Inc. ("Sun Life") as a commitment fee in connection with services rendered to the Company by Sun Life relating to a proposed private placement of debt securities which was never consummated. In June 1994, the Company issued a warrant to purchase 508,414 shares of its Common Stock to Nomura Holding America Inc. ("Nomura") in connection with Nomura's purchase from the Company of $28,000,000 of the Company's Senior Secured Increasing Rate Note. Pursuant to separate Registration Rights Agreements, the above holders each have the right to require the Company on one occasion to register the shares underlying such warrants under the Securities Act.

         In March and April 1994, the Company issued warrants to purchase an aggregate of 314,952 shares of Common Stock to four persons in consideration of services rendered by them in connection with the Company's private placement of Common Stock.

         Pursuant to the contract for the purchase of the Company's riverboat executed in October 1993, the Company granted to Kehl River Boats, Inc. a warrant to purchase 100,000 shares of Common Stock, which was issued in July 1994. In June 1994, the Company undertook to grant to Gerard M. Jacobs, a director of the Company, a warrant to purchase 50,000 shares of Common Stock in consideration of services on the Company's behalf in connection with the Company's efforts to obtain a gaming license in the State of Illinois. This warrant was issued in October 1994.

         The Company is required to give notice to each of the above holders of any proposed registration by the Company of shares of Common Stock pursuant to a registration statement to be filed under the Securities Act and to permit them, subject to certain restrictions, to register and sell shares of Common Stock pursuant to such registration statement.

         In addition, the Company has granted a warrant to purchase 50,000 shares of Common Stock to one individual in consideration of such individual's introducing the Company to the investment banking community for assistance in the Company's debt private placement. The warrant holder does not have registration rights with respect to such warrant.

CERTAIN PROVISIONS OF ARTICLES OF INCORPORATION AND BYLAWS

         Divestiture. The Articles of Incorporation of the Company empower the Board of Directors to require the divestiture of shares of any person who beneficially owns, directly or indirectly, shares of any class of capital stock of the Company who is found by a gaming regulatory authority to be unsuitable to hold the Company's stock.

         In addition, the Articles of Incorporation provide that the Company must be in compliance with the federal Merchant Marine Act of 1936, as amended, and the federal Shipping Act of 1916, as amended. The Board of Directors is given the power to divest any shareholder who has rendered the Company in non-compliance with these Acts of a sufficient number of shares to bring the Company into compliance with the Acts.

         The procedure for divestiture requires the shareholder within 45 days of notice from the Company of violation of either provision to sell, transfer or dispose of his shares in the Company. Following the 45 day period, the Company shall, for a period of 60 days, have the right, but not the obligation, to purchase all or any part of such shares of stock from the disqualified shareholder at a price per share equal to the fair market value of such stock, less 25%.

         Indemnification. The Bylaws provide that directors and officers of the Company will be indemnified by the Company to the fullest extent authorized by Texas law, as it now exists or may in the future be amended, against all expenses and liabilities reasonably incurred in connection with service for or on behalf of the Company.

         Limitation of Liability. In addition, the Articles of Incorporation provide that a director shall not be personally liable to the Company or its shareholders for monetary damages for an act or omission in the director's capacity as a director, except that such provision shall not eliminate or limit the liability of a director for (a) a breach of the director's duty of loyalty to the Company or its shareholders; (b) an act or omission not in good faith that constitutes a breach of duty of the director to the Company or an act or omission that involves intentional misconduct or a knowing violation of the law; (c) a transaction from which the director received an improper benefit, whether or not the benefit resulted from an action taken within the scope of the director's office; or (d) an act or omission for which the liability of a director is expressly provided by an applicable statute. In appropriate circumstances, equitable remedies or non-monetary relief, such as an injunction, will remain available to a shareholder seeking redress from a violation of fiduciary duty. In addition, the provision applies only to claims against a director arising out of his or her role as a director and not in any other capacity (such as an officer or employee of the Company).

         Anti-Takeover Provisions of Articles of Incorporation. The Company's Articles of Incorporation authorize the Board of Directors to issue up to 1,000,000 shares of Preferred Stock from time to time in one or more designated series or classes. The Board of Directors, without approval of the shareholders, is authorized to establish the voting, dividend, redemption, conversion, liquidation and other provisions of a particular series or class of Preferred Stock. The issuance of Preferred Stock could, among other things, adversely affect the voting power or other rights of the holders of Common Stock and, under certain circumstances, make it more difficult for a third party to acquire, or discourage a third party from acquiring, control of the Company. The Board of Directors has no present intention to issue any series or class of Preferred Stock.

TRANSFER AGENT AND REGISTRAR

         Securities Transfer Corporation acts as the Transfer Agent and Registrar for the Common Stock.


                             PLAN OF DISTRIBUTION

         The 105,000 shares of Common Stock being offered hereby for the benefit of the Selling Shareholders were, or will be, issued in consideration of certain agreements or services performed on behalf of the Company. The Company has agreed to register the shares for resale by the Selling Shareholders. The Company will not receive any of the proceeds from the sale of such shares by the Selling Shareholders.

         The Selling Shareholders have advised the Company that they propose to offer for sale and to sell Common Stock from time to time during the next twenty-four months through brokers in the over-the-counter market, in private transactions, or otherwise, at market prices prevailing at the time of sale or at prices and terms then obtainable, in block transactions, negotiated transactions, or otherwise. Accordingly, sales prices and proceeds to the Selling Shareholders will depend upon market price fluctuations and the manner of sale.

         If the shares are sold through brokers, the Selling Shareholders will pay brokerage commissions and other charges, including any transfer taxes (which compensation as to a particular broker-dealer might be in excess of customary commissions). The Selling Shareholders will also pay the fees and expenses of any counsel retained by them in connection with this offering. Except for the payment of such legal fees and expenses, brokerage commissions and charges, the Company will bear all expenses in connection with registering the shares offered hereby, which offering expenses are estimated to total approximately $20,000.


                                LEGAL MATTERS

         Certain legal matters with respect to the legality of the shares of Common Stock offered will be passed upon for the Company by Smith, Gambrell & Russell, Atlanta, Georgia.


                                   EXPERTS

         The consolidated balance sheet as of April 30, 1994 and the consolidated statements of operations, stockholders' equity, and cash flows for the year then ended, included in this prospectus and registration statement, have been included herein in reliance on the report, which includes an explanatory paragraph relating to the Company's plans to retire or extend its Senior Notes which are due June 3, 1995, of Coopers & Lybrand L.L.P., independent accountants, given on the authority of that firm as experts in accounting and auditing.

         The consolidated financial statements of Crown Casino Corporation, formerly Skylink America Incorporated, at April 30, 1993 and for each of the two years in the period ended April 30, 1993, appearing in this prospectus and in Crown Casino Corporation's Annual Report on Form 10-K for the fiscal year ended April 30, 1994, have been audited by Ernst & Young LLP, independent auditors, as set forth in their reports thereon included separately herein and included therein and incorporated herein by reference. Such consolidated financial statements are included and incorporated herein by reference in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing.

         The financial statements of St. Charles Gaming Company, Inc. (a Development Stage Enterprise) as of June 24, 1993 and for the period from January 18, 1993 (date of inception) through June 24, 1993 incorporated by reference into this Prospectus have been audited by Fred J. Bastie & Associates, P.C., independent auditors, as stated in their report incorporated by reference into this Prospectus, and have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

         The financial statements of Gaming Entertainment Management Services, Inc. (a Development Stage Company) as of September 30, 1993 and December 12, 1993 and for the periods from September 22, 1992 (inception) to September 30, 1993, and from October 1, 1993 to December 12, 1993, incorporated by reference into this Prospectus have been audited by Davis & Co., CPAs, P.C., independent auditors, as stated in their report incorporated by reference into this Prospectus and have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                   CROWN CASINO CORPORATION AND SUBSIDIARIES
                         INDEX TO FINANCIAL STATEMENTS

                                                                                                       Page
                                                                                                      Number
                                                                                                      ------
FINANCIAL STATEMENTS OF CROWN CASINO CORPORATION, FORMERLY SKYLINK AMERICA INCORPORATED:

Reports of Independent Auditors   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       F-2
Consolidated Balance Sheets as of April 30, 1993 and 1994 . . . . . . . . . . . . . . . . . . . .       F-3
Consolidated Statements of Operations for fiscal years ended April 30, 1992,
         1993, and 1994 . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       F-4
Consolidated Statements of Cash Flows for fiscal years ended April 30, 1992, 1993,
         and 1994 . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       F-5
Consolidated Statements of Stockholders' Equity for fiscal years ended April 30, 1992,
         1993, and 1994 . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       F-6
Notes to Consolidated Financial Statements  . . . . . . . . . . . . . . . . . . . . . . . . . . .       F-8

REPORT OF INDEPENDENT ACCOUNTANTS
Stockholders and Board of Directors
Crown Casino Corporation

         We have audited the accompanying consolidated balance sheet of Crown Casino Corporation and subsidiaries as of April 30, 1994, and the related consolidated statements of operations, stockholders' equity, and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.
         We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.
         In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Crown Casino Corporation and subsidiaries as of April 30, 1994, and the consolidated results of their operations and their cash flows for the year then ended in conformity with generally accepted accounting principles.
         As discussed in Note R to these financial statements, the Company has relocated the site of its proposed casino and has entered into an agreement to sell 50% of its interest in the casino and form a joint venture. In connection with this agreement, the Company's partner in the joint venture is in the process of obtaining financing to complete the construction of the new site and retire the Company's Senior Notes which are due June 3, 1995. The proposed joint venture partner's or the Company's ability to retire or extend the Senior Notes cannot presently be assured. No adjustments have been made to the accompanying financial statements to reflect differences in asset values, if any, that might arise should the Company be unable to successfully complete the above transaction.

                                                    Coopers & Lybrand L.L.P.
                                                    ------------------------
                                                    Coopers & Lybrand L.L.P.

Dallas, Texas
August 1, 1994, except as to the fourth paragraph above and Note R for which the date is May 2, 1995.





REPORT OF INDEPENDENT AUDITORS
Stockholders and Board of Directors
Crown Casino Corporation (formerly Skylink America Incorporated)

         We have audited the accompanying consolidated balance sheet of Crown Casino Corporation (formerly Skylink America Incorporated) and subsidiaries as of April 30, 1993, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the two years in the period ended April 30, 1993. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.
         We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
         In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Crown Casino Corporation (formerly Skylink America Incorporated) and subsidiaries at April 30, 1993, and the consolidated results of their operations and their cash flows for each of the two years in the period ended April 30, 1993, in conformity with generally accepted accounting principles.

                                                    Ernst & Young LLP
                                                    ------------------------
                                                    Ernst & Young LLP

Dallas, Texas
June 11, 1993

CONSOLIDATED BALANCE SHEETS
CROWN CASINO CORPORATION


                                                                                   April 30,
                                                                        --------------------------
                                                                               1994           1993
- --------------------------------------------------------------------------------------------------
                                          ASSETS


Current assets:
  Cash and cash equivalents                                             $ 1,778,939     $  120,719
  Receivables, net                                                        1,041,243      1,103,874
  Prepaid expenses                                                          155,082
                                                                        --------------------------
     Total current assets                                                 2,975,264      1,224,593
                                                                        --------------------------

Property and equipment:
  Land deposit and site costs                                             1,286,223
  Riverboat under construction                                            8,844,024
  Barges and improvements                                                   485,000
  Furniture, fixtures and equipment                                       1,842,118        170,987
                                                                        --------------------------
                                                                         12,457,365        170,987
  Less accumulated depreciation                                             (75,007)       (78,152)
                                                                        --------------------------
                                                                         12,382,358         92,835
                                                                        --------------------------
Other Assets:
  Notes receivable, less current portion                                                 1,468,363
  Non-compete agreement, net                                                416,670
  Land purchase option                                                    6,075,000
  License costs                                                           9,125,000
  Net assets of discontinued operations                                                  1,602,567
                                                                        --------------------------
                                                                         15,616,670      3,070,930
                                                                        --------------------------

                                                                        $30,974,292     $4,388,358
                                                                        ==========================

                            LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
  Accounts payable                                                      $   215,334     $   43,203
  Accrued liabilities                                                       152,809         14,537
                                                                        --------------------------
     Total current liabilities                                              368,143         57,740
                                                                        --------------------------
Deferred income taxes                                                     4,440,000        620,000
Commitments and contingencies
Common stock pending issuance                                             1,500,000
Common stock subject to redemption                                          829,500
Stockholders' equity:
  Preferred stock, par value $.01 per share, 1,000,000 shares authorized; none issued or outstanding
  Common stock, par value $.01 per share, 50,000,000 shares
     authorized; 9,686,319 issued (4,211,230 in 1993) and
     8,998,925 outstanding (3,523,836 in 1993)                               96,863         42,112
  Additional paid-in capital                                             28,049,381      4,313,708
  Accumulated deficit                                                    (3,721,708)       (57,315)
  Treasury stock, at cost                                                  (587,887)      (587,887)
                                                                        --------------------------
     Total stockholders' equity                                          23,836,649      3,710,618
                                                                        --------------------------

                                                                        $30,974,292     $4,388,358
                                                                        ==========================

See accompanying notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF OPERATIONS
CROWN CASINO CORPORATION

                                                                Years Ended April 30,
                                                     -------------------------------------------
                                                            1994            1993            1992
- ------------------------------------------------------------------------------------------------
Revenues                                             $        --     $        --     $        --


Costs and expenses:
  General and administrative                           1,425,313         611,004         621,724
  Gaming pre-opening and development                     981,249
  Depreciation and amortization                          370,885          36,591          37,824
                                                     -------------------------------------------
                                                       2,777,447         647,595         659,548
                                                     -------------------------------------------
Net interest (income) expense:
  Interest expense                                       578,320           3,886
  Interest income                                       (197,447)       (255,263)        (85,991)
                                                     -------------------------------------------
                                                         380,873        (251,377)        (85,991)
                                                     -------------------------------------------
     Loss from continuing operations before
     income taxes                                     (3,158,320)       (396,218)       (573,557)

Benefit for income taxes                              (1,105,933)       (133,104)       (193,954)
                                                     -------------------------------------------

     Loss from continuing operations                  (2,052,387)       (263,114)       (379,603)
                                                     -------------------------------------------

Discontinued operations, net of taxes:
  Income (loss) from discontinued operations               2,949        (144,953)      2,700,478
  Loss on disposition of discontinued operations        (179,755)
                                                     -------------------------------------------
                                                        (176,806)       (144,953)      2,700,478
                                                     -------------------------------------------

     Net income (loss)                               $(2,229,193)    $  (408,067)    $ 2,320,875
                                                     ===========================================


Earnings (loss) per share:
     From continuing operations                      $      (.34)    $      (.07)    $      (.10)
     From discontinued operations                           (.03)           (.04)            .73
                                                     -------------------------------------------
                                                     $      (.37)    $      (.11)    $       .63
                                                     ===========================================


Weighted average common and common
  equivalent shares outstanding                        5,988,963       3,611,547       3,696,753
                                                     ===========================================






See accompanying notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF CASH FLOWS
CROWN CASINO CORPORATION

                                                                              Years Ended April 30,
                                                                   -----------------------------------------
                                                                           1994          1993           1992
- ------------------------------------------------------------------------------------------------------------
Operating activities:
  Loss from continuing operations                                  $(2,052,387)    $(263,114)    $  (379,603)
  Adjustments to reconcile net loss
     to net cash used by operating activities:
     Depreciation and amortization                                     370,885        36,591          37,824
     Write-off of deferred financing costs and other                   421,760
     Discount on notes sold                                            245,086
     Deferred income taxes                                          (1,147,500)     (115,000)        735,000
     Changes in assets and liabilities, net of acquisitions:
        Receivables, net                                               344,534       764,777         (52,757)
        Prepaid expenses                                              (113,082)
        Accounts payable and accrued liabilities                        96,673      (245,229)         29,558
        Income taxes payable                                                        (242,850)        242,850
Net effect of discontinued operations                                  322,357      (338,805)       (637,924)
                                                                   -----------------------------------------
  Net cash used by operating activities                             (1,511,674)     (403,630)        (25,052)
                                                                   -----------------------------------------


Investing activities:
  Purchases of property and equipment                               (6,902,047)       (6,578)        (71,232)
  Purchases of other assets                                           (550,000)
  Sale of assets                                                                       2,700
  Sale of notes receivable                                           1,331,374
  Preacquisition loans to GEMS                                        (500,000)
  Acquisition of GEMS, net                                              80,481
  Acquisition of SCGC, net                                            (450,000)
  Net effect of discontinued operations                                869,623       (24,060)      5,732,809
                                                                   -----------------------------------------
     Net cash provided (used) by investing activities               (6,120,569)      (27,938)      5,661,577
                                                                   -----------------------------------------


Financing activities:
  Issuance of common stock                                          13,298,463
  Purchase of common stock                                          (2,208,000)      (77,100)            (20)
  Issuance of debt                                                     700,000
  Payments of debt                                                  (2,500,000)
  Net effect of discontinued operations                                              (17,667)     (6,037,765)
                                                                   -----------------------------------------
     Net cash provided (used) by financing activities                9,290,463       (94,767)     (6,037,785)
                                                                   -----------------------------------------

Increase (decrease) in cash and cash equivalents                     1,658,220      (526,335)       (401,260)
Cash and cash equivalents at:  Beginning of year                       120,719       647,054       1,048,314
                                                                   -----------------------------------------

                               End of year                         $ 1,778,939     $ 120,719     $   647,054
                                                                   =========================================



See accompanying notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
CROWN CASINO CORPORATION




                                                   Common Stock             Treasury Stock

For the Three Years Ending April 30, 1994      Shares        Amount      Shares        Amount
- ----------------------------------------------------------------------------------------------
Balance at April 30, 1991                    4,211,230       $42,112     514,367     $(502,432)

  Treasury stock acquired                                                  8,362        (8,355)
  Net income
                                             -------------------------------------------------


Balance at April 30, 1992                    4,211,230        42,112     522,729      (510,787)

  Treasury stock acquired                                                164,665       (77,100)
  Net income

                                             -------------------------------------------------

Balance at April 30, 1993                    4,211,230        42,112     687,394      (587,887)


  Purchase of common stock                    (220,800)       (2,208)
  Issuance of common stock                   5,608,389        56,084
  Issuance of warrants
  Stock options exercised                       87,500           875
  Tax benefit of incentive stock options
  Net loss
                                             -------------------------------------------------

Balance at April 30, 1994                    9,686,319       $96,863     687,394     $(587,887)
                                             =================================================





See accompanying notes to consolidated financial statements.

                                                                 Officer Note         Retained
                                                Additional      Receivable for        Earnings            Total
                                                 Paid-In         Common Stock       (Accumulated      Stockholders'
                                                 Capital           Purchased          Deficit)            Equity
- -------------------------------------------------------------------------------------------------------------------
Balance at April 30, 1991                      $ 4,313,708        $(8,335)          $(1,970,123)      $ 1,874,930

  Treasury stock acquired                                           8,335                                     (20)
  Net income                                                                          2,320,875         2,320,875
                                               ------------------------------------------------------------------


Balance at April 30, 1992                        4,313,708             --               350,752         4,195,785

  Treasury stock acquired                                                                                 (77,100)
  Net loss                                                                             (408,067)         (408,067)
                                               ------------------------------------------------------------------


Balance at April 30, 1993                        4,313,708             --               (57,315)        3,710,618

  Purchase of common stock                        (770,592)                          (1,435,200)       (2,208,000)
  Issuance of common stock                      23,347,585                                             23,403,669
  Issuance of warrants                             951,664                                                951,664
  Stock options exercised                           67,016                                                 67,891
  Tax benefit of incentive stock options           140,000                                                140,000
  Net loss                                                                           (2,229,193)       (2,229,193)
                                               ------------------------------------------------------------------


Balance at April 30, 1994                      $28,049,381        $    --           $(3,721,708)      $23,836,649
                                               ==================================================================

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
CROWN CASINO CORPORATION


A - HISTORY AND DESCRIPTION OF BUSINESS

         Crown Casino Corporation, formerly Skylink America Incorporated, and subsidiaries (collectively, the "Company") is currently developing a riverboat gaming casino in St. Charles Parish, Louisiana (near New Orleans), with operations expected to commence in October 1994 and has purchased an 18.6 acre tract of land in the gaming district of Las Vegas, Nevada for development of a hotel and casino. The Company is also actively pursuing gaming opportunities in other jurisdictions.
         Prior to March 1994, the Company had been engaged in various facets of the cable programming business including a) providing Free-To-Guest ("FTG") and Pay-Per-View ("PPV") programming services and equipment to the lodging and hospital industries, b) designing, producing and selling PPV equipment, c) constructing and operating Satellite Master Antenna Television and Community Antenna Television systems, and d) the buying and selling of cable properties and assets.


B - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

         Principles of Consolidation
         The consolidated financial statements include the accounts of Crown Casino Corporation and all of its wholly-owned subsidiaries. All significant intercompany accounts and transactions have been eliminated.

         Cash and Cash Equivalents
         The Company considers cash and all highly liquid investments with an original maturity of three months or less to be cash equivalents.

         Inventories
         Inventories are stated at the lower of cost, using the first-in first-out method, or market.

         Casino Pre-opening and Development Costs
         All casino pre-opening and development costs are expensed as incurred. Pre-opening and development costs consist principally of personnel costs, advertising, travel and professional fees.

         Property and Equipment
         Property and equipment are stated at cost. Expenditures for additions, renewals and improvements are capitalized. Interest costs during construction of facilities are capitalized. Costs of repairs and maintenance are expensed as incurred. Depreciation will be charged on gaming related equipment and facilities upon commencement of gaming operations. Depreciation is computed using the straight-line method over the following estimated useful lives.

                  Furniture, fixtures and equipment            5 to 10 years
                  Riverboat, barges and improvements                15 years

         The Company recorded depreciation and amortization on cable related assets included in discontinued operations based upon the following estimated useful lives:

                  Programming equipment                        3 to 10 years
                  Furniture, fixtures and equipment                  5 years
                  FTG contracts                                      5 years
                  Goodwill                                          40 years

         Non-Compete Agreement
         In connection with the acquisition of St. Charles Gaming Company, Inc. ("SCGC") (see Note D), the seller agreed not to compete with the Company within the Louisiana market. The costs allocated to such agreement are being amortized over a 5 year period using the straight-line method. At April 30, 1994 accumulated amortization amounted to $83,330.

         License Costs
         License costs principally represent the excess purchase price of acquiring SCGC over the net identifiable tangible assets. These costs will be amortized over a 5 year period (the initial term of a Louisiana gaming license) beginning upon commencement of gaming operations.

         Income Taxes
         Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled.

         Earnings (Loss) Per Share
         Earnings (loss) per share has been calculated using the weighted average number of shares outstanding, including common stock equivalents, if dilutive.

         Reclassifications
         Certain amounts in the accompanying financial statements have been reclassified to conform to the fiscal 1994 presentation. Amounts associated with cable activities have been reclassified to discontinued operations.


C - DISCONTINUED OPERATIONS - CABLE INDUSTRY

         In July 1993 the Company made the decision to focus all its efforts in the gaming industry and discontinue operating in the cable programming industry. As a result, all cable related assets and operations were sold during fiscal 1994.
         The loss on disposal of the Company's cable operations was as follows:

                                                            Loss Before        Income
                                                           Income Taxes   Tax Benefit      Net Loss
         ------------------------------------------------------------------------------------------
         Loss on disposal of cable operations                 $(239,925)     $(81,575)    $(158,350)
         Operating loss from July 1993
           to February 1994 (disposal date)                     (32,432)      (11,027)      (21,405)
                                                              -------------------------------------
                                                              $(272,357)     $(92,602)    $(179,755)
                                                              =====================================

         The identifiable assets and liabilities of discontinued operations have been reclassified on the accompanying balance sheet at April 30, 1993 from their historical classification to separately identify them as net assets of discontinued operations. Such net assets were completely liquidated as of April 30, 1994. The detail of net assets of discontinued operations at April 30, 1993 was as follows:

                                                                                          April 30,
                                                                                               1993
         ------------------------------------------------------------------------------------------
         Assets of discontinued operations:
            Accounts receivable, net                                                     $  182,038
            Inventories                                                                     222,390
            Prepaid expenses                                                                 16,340
            Programming equipment, net                                                    1,269,796
            Furniture, fixtures and equipment, net                                           63,463
                                                                                         ----------
                                                                                          1,754,027
                                                                                         ----------

         Liabilities of discontinued operations:
            Accounts payable and accrued liabilities                                        123,979
            Deferred revenue                                                                 27,481
                                                                                         ----------
                                                                                            151,460
                                                                                         ----------
               Net assets of discontinued operations                                     $1,602,567
                                                                                         ==========

         The identifiable revenues and expenses from discontinued operations have been reclassified on the accompanying statements of operations from their historical classification to separately identify them as net results from discontinued operations. Discontinued operations include allocations of general and administrative and interest expenses that were determined to be directly related to such operations. The condensed statements of operations for discontinued operations for fiscal years 1994, 1993 and 1992 were as follows:

                                                    Fiscal 1994
                                          -----------------------------
                                               May-June      July-April
                                           (Pre-measure-  (Post-measure-       Fiscal        Fiscal
                                              ment Date)      ment Date)         1993          1992
         ------------------------------------------------------------------------------------------
         Revenues                              $192,313       $ 412,050    $1,346,912   $11,617,620
         Costs and expenses                     187,845         444,482     1,615,248    13,371,851
         Gain on sale of FTG assets                                                       5,708,663
         Loss on disposal of cable operations                   239,925
                                               ----------------------------------------------------
            Income (loss) before income taxes     4,468        (272,357)     (268,336)    3,954,432
         Provision (benefit) for income taxes     1,519         (92,602)     (123,383)    1,253,954
                                               ----------------------------------------------------
            Net income (loss)                  $  2,949       $(179,755)   $ (144,953)  $ 2,700,478
                                               ====================================================


D - ACQUISITION

         In June 1993 the Company acquired 100% of the outstanding common stock of SCGC, a Louisiana corporation which was organized in January 1993 for the purpose of developing a riverboat casino project in St. Charles Parish, Louisiana. The Company paid $500,000 and issued 1.2 million shares of restricted common stock to the seller in exchange for all of the issued and outstanding common stock of SCGC and for the seller's agreement not to compete with the Company. In addition, in connection with the transaction, the Company issued 400,000 shares of restricted common stock as a finder's fee to a company which has a principal shareholder who is an outside director of the Company.

         In December 1993 the Company acquired 100% of the outstanding common stock of Gaming Entertainment Management Services, Inc. ("GEMS"), a Nevada corporation which was organized in September 1992 for the purpose of developing a hotel and casino project in Las Vegas, Nevada known as the Desert Winds Hotel and Casino. GEMS' primary asset was its option to purchase an 18.6 acre parcel of land in the gaming district of Las Vegas located on the southeast corner of the intersection of Flamingo and Arville. The option was exercised and the land was purchased in June 1994. GEMS has no operations other than its development of the Desert Winds project. In connection with the transaction the Company issued 850,000 shares of restricted common stock to the shareholders of GEMS and issued 35,000 shares of restricted common stock to an unrelated company as a finder's fee. Prior to the acquisition, the Company loaned GEMS $500,000 which loan was assumed in the purchase.
         The acquisitions have been accounted for using the purchase method of accounting. The purchase price and purchase price allocations are as follows (in thousands):

                                                                   SCGC          GEMS
                  -------------------------------------------------------------------
                  Purchase price:
                     Cash                                       $   500
                     Stock issued                                 5,600       $ 3,982
                     Other transaction costs                         50            20
                     Liabilities assumed                             25           585
                                                                ---------------------
                                                                $ 6,175       $ 4,587
                                                                =====================

                  Purchase price allocation:
                     Cash                                       $    50       $    80
                     Non-compete agreement                          500
                     Land purchase option                                       6,075
                     License costs                                9,025
                     Deferred income taxes                       (3,400)       (1,568)
                                                                ---------------------
                                                                $ 6,175       $ 4,587
                                                                =====================

         The shares issued were valued based upon the trading price of the Company's stock on the earlier of the date when all material contingencies to the acquisition were removed or upon closing, discounted to reflect the restricted nature of the securities. The Company recorded a deferred tax liability to reflect the difference in basis of the acquired assets and liabilities for income tax and financial reporting purposes. The activities of SCGC and GEMS have been included in the Company's results of operations from their respective dates of acquisition.
         The following unaudited condensed pro forma results of operations of the Company for fiscal 1994 and 1993 were prepared as if the SCGC and GEMS acquisitions, and related stock issuances, had occurred on May 1, 1993 and May 1, 1992, respectively (in thousands, except per share amounts).

                                                                 Fiscal        Fiscal
                                                                   1994          1993
                  -------------------------------------------------------------------
                  Revenue                                       $    --       $    --
                     Net loss                                    (2,652)         (493)
                  Loss per share                                $  (.39)      $  (.11)
                  Weighted average common shares outstanding      6,778         4,592

         The unaudited condensed pro forma results of operations are not necessarily indicative of future results or the results that would have occurred if the acquisitions, and related stock issuances, had taken place on the dates indicated.

E - LICENSING AND OTHER APPROVALS

         The Company, through its wholly-owned subsidiary SCGC, has received a certificate of preliminary approval from the Louisiana Riverboat Gaming Commission ("Gaming Commission") and a license with certain conditions from the Louisiana Riverboat Gaming Enforcement Division of the Office of State Police (the "Enforcement Division"). The conditions to the license include the Enforcement Division's approval of the riverboat's slot and surveillance configuration, submission to a mock cruise, operation of the riverboat under an approved plan of security and internal controls for a period of six months, installing turnstiles at the entrance and exit points of the riverboat, obtaining U.S. Coast Guard certification of the riverboat and their approval of the docking facility and proposed route, and providing a risk assessment to the U.S. Coast Guard and the U.S. Army Corps of Engineers relative to operating the riverboat at the Company's site. Upon satisfaction of the conditions to the license, a permanent license will be issued by the Enforcement Division. The Company is also required to obtain a certificate of final approval from the Gaming Commission which requires the satisfactory completion of the riverboat and support facilities in compliance with Louisiana statute, and compliance with the relevant rules and regulations of the Gaming Commission.
         The Company is also required to obtain approvals from the U.S. Coast Guard, U.S. Army Corps of Engineers and St. Charles Parish regarding navigational, safety and zoning matters of its proposed site. The Company anticipates it will receive these approvals in the near future.


F - SALE OF CABLE ASSETS

         In April 1992 the Company sold the majority of its contracts to provide FTG programming services and related equipment, and entered into a five-year non-compete agreement with the buyer. In connection with the transaction the Company received cash and notes receivable valued at approximately $8.8 million and recorded a gain before income taxes of approximately $5.7 million.
         During fiscal 1994, in connection with the Company's decision to discontinue its operations in the cable industry, the Company sold all its remaining cable assets for total consideration of $1,125,000 and recorded a loss before income taxes on the sale of these assets of approximately $240,000.
         Revenues and expenses from cable operations, and the resulting gains or losses from their dispositions, have been included in discontinued operations.


G - RECEIVABLES

                                                                   April 30,                      April 30,
                                                                        1994                           1993
                  -----------------------------------------------------------------------------------------
                  Notes receivable                               $ 1,070,159                    $ 2,413,718
                  Federal income tax receivable                      162,000                        120,112
                  Other receivables                                    9,084                         38,407
                  Less allowance for doubtful accounts              (200,000)
                                                                 ------------------------------------------
                                                                   1,041,243                      2,572,237
                  Less current portion                            (1,041,243)                    (1,103,874)
                                                                 ------------------------------------------
                                                                 $        --                    $ 1,468,373
                                                                 ==========================================

         During fiscal 1994 the Company sold notes receivable with an aggregate face value of approximately $1,576,000 to their maker at an approximate 15% discount. The discount on the sale of the notes of approximately $245,000 has been recorded as interest expense in the accompanying statement of operations. In May 1994 the Company exchanged a note receivable with a face value of approximately $471,000 for a 6.5 acre tract of land adjacent to the Company's proposed riverboat casino site.

H - RIVERBOAT UNDER CONSTRUCTION

         In October 1993 the Company entered into an agreement with Kehl River Boats, Inc. ("KRB") to purchase a riverboat vessel (the "Riverboat") which was under construction. In July 1994 construction was completed and the Company closed the purchase and took delivery of the Riverboat. The total purchase price of the Riverboat consists of (i) $9,570,000 in cash (including $270,000 of capitalized interest), (ii) 1,056,667 shares (valued at $5.0 million) of the Company's common stock, and (iii) a warrant to purchase 100,000 shares of the Company's common stock exercisable for a period of three years at $6.06 per share. The common stock issued to KRB has been valued based upon the negotiated reduction in cash purchase price for issuing such common stock. As of July 15, 1994 the Company had delivered all of the purchase price to KRB except for 623,334 shares of its common stock, which by agreement will be delivered upon KRB being found suitable as a 5% or greater shareholder of the Company by the Louisiana gaming regulatory authorities (see Note O).


I - LAND PURCHASE OPTION

         In connection with the acquisition of GEMS (see Note D) the Company acquired the right to purchase an 18.6 acre parcel of land in the gaming district of Las Vegas, Nevada located on the southeast corner of the intersection of Flamingo and Arville. Land purchase option costs represent the excess purchase price of acquiring GEMS over the net identifiable tangible assets acquired. In February 1994 the land under option was appraised for approximately $20.3 million. In June 1994 the Company exercised its option and closed the purchase of the Las Vegas land by paying the $10 million purchase price. Upon such purchase, land purchase option costs were reclassified to land held for development.


J - DEBT

         In connection with the financing of the Riverboat in January 1994 the Company issued a $5.0 million convertible promissory note (the "Note") to KRB bearing interest at 12% per annum and convertible at $4.50 per share into the Company's common stock. Prior to maturity the Company made principal payments aggregating $2.0 million, and in March 1994 KRB converted the then remaining principal balance of the Note ($3.0 million) into 666,667 shares of the Company's common stock of which 333,333 shares had been issued as of April 30, 1994. The remaining 333,334 shares, which are included in a total of 623,334 shares of the Company's common stock to be delivered to KRB (see Notes H and O), will be issued upon KRB being found suitable by the Louisiana gaming regulatory authorities.
         In June 1994 the Company issued $28 million of Senior Secured Increasing Rate Notes (the "Senior Notes") due in June 1995 which carry a 12% coupon increasing 67 basis points each quarter up to a maximum interest rate of 14%. The Senior Notes were issued with a warrant to purchase 508,414 shares of the Company's common stock for a period of five years at an exercise price of $6.00 per share. The proceeds from the private placement have been allocated between the Senior Notes and the warrant based upon the relative fair value of each of the securities at the time of issuance. The resulting original issue discount is being amortized over the life of the Senior Notes using the effective interest method. In connection with the issuance of the Senior Notes, the Company incurred debt issuance costs of approximately $1.5 million.
         The Senior Notes are collateralized by substantially all the assets of the Company and contain covenants relating to certain business, operational and financing matters including, requirements that the Company maintain its consolidated net worth and fixed charge coverage above specified levels and restrictions on additional indebtedness and the payment of dividends. The proceeds from the issuance of the Senior Notes and the warrant were initially placed in escrow. At July 29, 1994, $6.5 million remained in escrow and is available to the Company upon meeting certain conditions of the escrow agreement.

K - SALES AND ISSUANCES OF COMMON STOCK

         During fiscal 1994 the Company conducted a private placement offering under Regulation D of the Securities Act of 1933 whereby the Company sold 2,690,056 shares of its common stock to accredited investors which resulted in gross proceeds of approximately $14.0 million. In connection with such private placement, the Company paid cash finder's fees of approximately $770,000. In May 1994 the Company sold an additional 636,700 shares of its common stock in the private placement offering which resulted in gross proceeds of approximately $3.7 million.
         In connection with the purchase of the Riverboat (see Note H), through April 30, 1994 the Company issued 433,333 shares of its common stock to KRB. Pursuant to the purchase agreement the Company is required to deliver an additional 623,334 shares of its common stock to KRB upon KRB being found suitable as a 5% or greater shareholder of the Company by the Louisiana gaming regulatory authorities.
         On May 31, 1994 the Company filed a registration statement with the Securities and Exchange Commission to register a total of 6,185,169 shares of its common stock including 3,326,756 shares sold in private transactions, 2,264,200 shares issued in connection with the acquisitions of SCGC and GEMS, 433,333 shares issued in connection with the purchase of the Riverboat, and 160,880 shares underlying certain warrants issued during fiscal 1994. As of July 29, 1994 the registration statement had not been declared effective.


L - STOCK OPTIONS AND WARRANTS

         Options
         The Company has two stock option plans, the 1986 Incentive Stock Option Plan ("1986 Plan") for employees covering 750,000 shares of common stock and the 1991 Non-Qualified Stock Option Plan ("1991 Plan") for directors and key employees covering 150,000 shares of common stock. In June 1994 the board of directors approved amendments to increase the number of shares in the 1986 Plan from 750,000 to 1,250,000, and increase the number of shares in the 1991 Plan from 150,000 to 250,000, which amendments are subject to shareholder approval.
         Under the terms of the plans, the purchase price of the shares will not be less than the fair market value at the date of the grant. Options granted under the plans expire in the years 1998 through 2004 and generally are exercisable on the date of grant, with the exception of options to purchase 310,000 shares which become exercisable from 1995 through 1999. At April 30, 1994, there were 50,000 shares of common stock available for grant in the 1991 Plan, and options to purchase 121,425 shares in excess of the number of shares in the 1986 Plan had been granted. In the event the Company's shareholders reject the proposed amendment to increase the number of shares in the 1986 Plan, then certain options previously granted will be rescinded.
         The following is an aggregate summary of the 1986 Plan and 1991 Plan activity since April 30, 1991:



                                                                 Number                Option price          Proceeds
                                                              of shares                   per share       on exercise
         ------------------------------------------------------------------------------------------------------------
         Outstanding at April 30, 1991                          287,715                       $ .66        $  188,813
           Granted                                               68,000              $ .63 to $ .72            42,969
           Canceled                                             (87,572)                      $ .66           (57,469)
                                                                -------                                    ----------
         Outstanding at April 30, 1992                          268,143              $ .63 to $ .72           174,313
           Granted                                                7,500                       $ .41             3,047
           Canceled                                             (38,500)             $ .63 to $ .72           (24,547)
                                                                -------                                    ----------
         Outstanding at April 30, 1993                          237,143              $ .41 to $ .72           152,813
           Granted                                              507,500              $1.41 to $7.38         2,903,125
           Exercised                                            (77,500)             $ .63 to $1.41           (62,891)
                                                                -------                                    ----------
         Outstanding at April 30, 1994                          667,143              $ .41 to $7.38        $2,993,047
                                                                =======                                    ==========

         Warrants
         In December 1993 the Company executed a commitment letter with an institutional investor that provided for the institutional investor to, subject to certain conditions, loan the Company up to $20 million. In April 1994 the Company abandoned this potential financing in favor of a more attractive financing which closed in June 1994 (see Note J). In connection with the commitment letter, the Company issued warrants to purchase 160,880 shares of its common stock exercisable for a five year period at $6.00 per share. The value of the warrants of $321,760 originally recorded as deferred financing costs was written-off to interest expense during fiscal 1994 when it was determined such financing would be abandoned.
         In connection with the private placement of the Company's common stock during fiscal 1994, the Company issued warrants to purchase 236,214 shares of its common stock exercisable at $6.00 per share, and warrants to purchase 78,738 shares of its common stock exercisable at $12.00 per share. The warrants expire in 1998 and 1999.
         Subsequent to year-end the Company issued warrants to purchase an aggregate of 708,414 shares of its common stock including warrants to purchase
(i) 558,414 shares related to the issuance of the Senior Notes (see Note J),
(ii) 100,000 shares related to the purchase of the Riverboat (see Note H), and
(iii) 50,000 shares pursuant to a certain joint venture agreement (see Note O). The warrants issued expire between 1997 and 1999 and have exercise prices ranging from $6.00 to $7.25 per share.
         All of the warrants issued by the Company became exercisable upon their issuance, contain certain antidilutive provisions and provide the holders with certain registration rights relative to the underlying shares. The warrants issued were valued based upon a composite of commonly accepted warrant valuation models. At July 15, 1994 the Company had a total of 2,379,964 shares reserved for future issuance relative to the Company's stock option plans, outstanding warrants and shares issuable to KRB upon KRB being found suitable as a 5% or greater shareholder of the Company.


M - INCOME TAXES

         The provisions (benefit) for income taxes from continuing operations was as follows for the three fiscal years ended April 30, 1994:

                                                                           Fiscal Year
                                                     ----------------------------------------------------
                                                            1994                 1993               1992
         ------------------------------------------------------------------------------------------------
         Provision (benefit) for income taxes:
           Current                                   $   (43,359)           $ 125,626          $(184,539)
           Deferred                                   (1,062,574)            (258,730)            (9,415)
                                                     ---------------------------------------------------
                                                     $(1,105,933)           $(133,104)         $(193,954)
                                                     ===================================================

         The provision (benefit) for income taxes from continuing operations is different from the amount computed by applying the statutory federal income tax rate to loss from continuing operations before income taxes for the following reasons:

                                                             1994                 1993               1992
         ------------------------------------------------------------------------------------------------
         Federal statutory rate                               (34)%                (34)%              (34)%
         State income tax, net of federal benefit              (3)
         Other                                                  2
                                                              -------------------------------------------
                                                              (35)%                (34)%              (34)%
                                                              ===========================================

         Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company's deferred tax liabilities and assets were as follows:


                                                                              April 30,             April 30,
                                                                                   1994                  1993
                 --------------------------------------------------------------------------------------------
                 Deferred tax liabilities:
                      License costs                                          $3,442,030
                      Land purchase option                                    1,792,255
                      Non-compete agreement                                                          $432,768
                      Installment sale                                                                148,700
                      Tax over book depreciation                                                      123,537
                      Other, net                                                165,475                48,667
                                                                             --------------------------------
                             Total deferred tax liabilities                   5,399,760               753,672
                                                                             --------------------------------
                 Deferred tax assets:
                      Pre-opening expenses                                      692,530
                      Net operating loss carryforward                           195,600
                      Cash to accrual conversion                                                       95,643
                      Bad debt expense                                           68,000                13,090
                      Other, net                                                  3,630                24,939
                                                                             --------------------------------
                             Total deferred tax assets                          959,760               133,672
                                                                             --------------------------------

                             Net deferred tax liability                      $4,440,000              $620,000
                                                                             ================================

         The Company has not recorded a valuation allowance to reduce the carrying value of deferred tax assets since these assets arose principally from temporary differences which will be recognized in periods corresponding to the reversal of certain deferred tax liabilities. At April 30, 1994 the Company had a net operating loss carryforward for tax purposes of approximately $523,000 which expires in 2009.


N - LEASES

         The Company has entered into various operating leases for equipment and office and training facilities. Future minimum lease payments required under non-cancelable operating leases with terms of one year or more as of April 30, 1994 were as follows:

                                     Fiscal Year                        Amount
                                     -----------                        ------
                                         1995                          $27,654
                                         1996                           27,017
                                         1997                           11,631
                                         1998                            3,140

         Rent expense for all operating leases during the last three fiscal years was as follows:

                                                                            Fiscal Year
                                                     ----------------------------------------------------------
                                                        1994                     1993                      1992
         ------------------------------------------------------------------------------------------------------
         Continuing operations                       $39,483                  $35,970                   $23,598
         Discontinued operations                      23,727                   46,105                    43,825
                                                     ----------------------------------------------------------
                                                     $63,210                  $82,075                   $67,423
                                                     ==========================================================

         Subsequent to April 30, 1994 the company accepted delivery of various equipment under capital leases which the Company had executed prior to year end. The aggregate future minimum lease payments required under these non-cancelable leases (excluding interest and executory costs) were approximately $4.9 million.


O - COMMITMENTS AND CONTINGENCIES

         Land Purchase Agreement
         In April 1994 the Company entered into a purchase agreement to acquire a 23 acre tract of land on the batture of the Mississippi River in St. Charles Parish, Louisiana to be used for the Company's riverboat casino site. Pursuant to the purchase agreement the Company paid a $1.0 million non-refundable deposit on execution and is required to pay an additional $6.5 million, of which the seller has agreed to finance $2.5 million for a one year period, at closing. Closing is conditioned upon the Company receiving approvals from the U.S. Coast Guard and the U.S. Army Corps of Engineers, and is required to occur prior to August 27, 1994.

         Joint Venture
         In June 1994 the Company entered into a joint venture agreement with a group of individuals for the purpose of pursuing a gaming license in the State of Illinois. The agreement requires the Company to issue warrants to purchase in the aggregate up to a maximum of 250,000 shares of the Company's common stock, and to make certain payments in cash upon the occurrence of specified events including the issuance of an Illinois gaming license.

         Common Stock Subject to Redemption
         The Company has made rescission offers to investors to satisfy state securities laws in certain states in which the Company conducted a private placement offering of its securities. The total number of shares and the dollar amount of securities sold which are subject to such rescission offers is 151,000 and $829,500, respectively. The rescission offers will expire at various times through September 1994, whereupon the respective amounts included in common stock subject to redemption will be reclassified to additional paid-in capital for any unaccepted offers.

         Common Stock Pending Issuance
         In connection with the purchase of the Riverboat, the Company issued a $5.0 million promissory note ("Note") to KRB in January 1994. In March 1994 KRB elected to convert the then remaining principal balance of the Note ($3.0 million) into 666,667 shares of the Company's common stock (an exercise price of $4.50 per share). At April 30, 1994 the Company had delivered one half (333,333) of the shares due upon conversion of the Note with the remaining 333,334 shares (representing $1.5 million) by agreement to be delivered upon KRB being found suitable as a 5% or greater shareholder of the Company by the Louisiana gaming regulatory authorities.
         Furthermore, in July 1994 in connection with the closing of the purchase of the Riverboat, the Company is required to deliver an additional 290,000 shares (representing $1.45 million) to KRB upon KRB's satisfactory suitability determination. In the event KRB is found unsuitable by the Louisiana gaming regulatory authorities, the Company will be required to deliver to KRB, within 30 days of receiving notice of such finding of unsuitability, $2.95 million in cash in lieu of the 623,334 shares of the Company's common stock.

P - RELATED PARTY TRANSACTIONS

         In connection with the acquisition of SCGC (see Note D) the Company issued 400,000 shares of restricted common stock as a finder's fee to a company whose principal shareholder is an outside director of the Company.
         The Company incurred legal costs of approximately $218,000 and $42,000 during fiscal 1994 and 1993, respectively, from a law firm of which an outside director of the Company is a partner.
         The Company paid $24,000 for investment banking services during fiscal 1994 to a company of which an outside director of the Company is an officer.
         During fiscal 1994 the Company borrowed an aggregate of $700,000 on a short-term basis from an individual who was a major beneficial shareholder of the Company at the time of such loan.


Q - SUPPLEMENTAL CASH FLOW INFORMATION:

         Supplemental cash flow disclosures are as follows for the three fiscal years ended April 30, 1994:

                                                                                                 Fiscal Year
                                                                        -----------------------------------------------------------
                                                                             1994                     1993                     1992
         --------------------------------------------------------------------------------------------------------------------------
         Continuing operations:
           Interest paid, net of amount capitalized                     $  11,474                $   3,886
           Income taxes paid, net of refunds                             (141,359)                 226,351
           Common stock issued in acquisitions                          9,582,500
           Property and equipment purchased with debt                   5,000,000
           Note payable converted to common stock                       3,000,000
           Retirement of debt with property                               200,000
           Warrants issued for services                                   951,664
         Discontinued operations:
           Interest paid, net of amount capitalized                                                                      $  817,475
           Cable assets sold for notes/receivables                        250,000                                         2,810,000


R - SUBSEQUENT EVENTS

         In June 1994 the company issued $28 million of Senior Secured Increasing Rate Notes and a warrant to purchase 508,414 shares of the Company's common stock exercisable for a period of five years at $6.00 per share (see Note J).
         In June 1994 the Company exercised its option to purchase an 18.6 acre tract of land in the gaming district of Las Vegas, Nevada for $10 million (see
Note I).

         In September 1994 the Company failed to withdraw $6.5 million of the proceeds from the issuance of the Senior Notes which were being held in escrow and were designated for the purchase of certain land to be used for the Company's riverboat casino site in St. Charles Parish, Louisiana. Such funds have since been returned to the lender. The failure to withdraw such funds, and the failure to receive a certain levee district permit by September 30, 1994 resulted in events of default under the agreement governing the Senior Notes (the "Agreement"). The receipt of the permit from the levee district is contingent upon the Company closing on the purchase of the land in St. Charles Parish. The Company obtained waivers of such events of default from its lender through October 31, 1994, and effective December 3, 1994, the Company and its lender executed an amendment ("Amendment") to the Agreement eliminating the loan covenants that gave rise to the events of default. In connection with the execution of the Amendment, the Company agreed to reduce the exercise price of the warrant held by the lender from $6.00 per share to $3.00 per share, and to pay an additional fee of $430,000 payable by the issuance of a note due in June 1995 (see Note J).

         In January 1995, the Company relocated the site for its planned riverboat casino from St. Charles Parish (near New Orleans) to Calcasieu Parish which is located in the southwest part of Louisiana near the Texas border. In connection with the change in site, the Company wrote-off approximately
$1.3 million of costs associated with the St. Charles site that were capitalized at April 30, 1994 (primarily a non-refundable land deposit and site engineering costs). In March 1995, the Company entered into an agreement with Louisiana Riverboat Gaming Partnership ("LRGP") to form a joint venture to develop the Calcasieu Parish project. LRGP, a joint venture owned 50% by Casino America, Inc. and 50% by Louisiana Downs, Inc., an Edward J. DeBartolo company, currently owns the Isle of Capri dockside riverboat casino in Bossier City, Louisiana. Pursuant to the agreement, the Company proposes to sell a 50% interest in SCGC to LRGP for (i) a five year $20 million note, and (ii) $1 million. Also pursuant to the agreement, LRGP will manage the casino and is required to lend funds to SCGC, or provide a financing source for SCGC for (i) all development costs relating to the Calcasieu Parish project, (ii) monies necessary to buy out the Century Casinos, Inc. management agreement, and (iii) interest due on the Senior Notes, in amounts to be agreed upon by LRGP and the Company. The maximum amount of all loans funded or guaranteed by LRGP will not exceed $45 million. The sale of the 50% interest in SCGC requires the approval of the Enforcement Division which approval was obtained in March 1995. The transaction is expected to close on or about May 31, 1995.

         LRGP is in the process of obtaining financing to complete the construction of the project and retire the Senior Notes due June 3, 1995. In the event LRGP is itself unable to finance the retirement of the Senior Notes by such date, or is unable to secure third party financing sufficient to retire the Senior Notes, the Company will either seek to obtain (i) an extension of the maturity date of the Senior Notes, or (ii) third party financing sufficient to retire the Senior Notes. Management believes that LRGP will be successful in obtaining the planned financing or that the Company will be able to complete one of the above alternatives. However, there can be no assurance that LRGP will be able to retire, directly or indirectly, the Senior Notes by June 3, 1995, or in LRGP's absence the Company will be able to (i) obtain an extension of the maturity date of the Senior Notes, or (ii) secure financing sufficient to retire the Senior Notes.

                 ==================================================                      ==========================
                        No dealer, salesperson, or other person has
                 been authorized to give any information or to make
                 any representation not contained in this
                 Prospectus, and, if given or made, such                                  CROWN CASINO CORPORATION
                 information and representation must not be relied
                 upon as having been authorized by the Company.
                 This Prospectus does not constitute an offer to
                 sell or a solicitation of an offer to buy any of
                 the securities offered hereby in any jurisdiction
                 or to any person to whom it is unlawful to make                               105,000 SHARES
                 such offer or solicitation.  Neither the delivery
                 of this Prospectus nor any sale made hereunder                                 COMMON STOCK
                 shall under any circumstances create an
                 implication that there has been no change in the
                 facts set forth in this Prospectus or in the
                 affairs of the Company since the date hereof.



                              --------------------------
                                                                                             P R O S P E C T U S


                                 TABLE  OF  CONTENTS
                                                                                                MAY __, 1995
                                                                Page
                                                                ----

                 Available Information . . . . . . . . . . . . .  2
                 Incorporation of Certain
                   Documents by Reference  . . . . . . . . . . .  2
                 The Company . . . . . . . . . . . . . . . . . .  3
                 Risk Factors. . . . . . . . . . . . . . . . . .  5
                 Use of Proceeds . . . . . . . . . . . . . . . . 10
                 Selling Shareholders  . . . . . . . . . . . . . 11
                 Business  . . . . . . . . . . . . . . . . . . . 11
                 Description of Securities . . . . . . . . . . . 23
                 Plan of Distribution  . . . . . . . . . . . . . 25                              SUITE 103
                 Legal Matters . . . . . . . . . . . . . . . . . 25                     2415 WEST NORTHWEST HIGHWAY
                 Experts . . . . . . . . . . . . . . . . . . . . 25                         DALLAS, TEXAS 75220
                 Index to Financial Statements . . . . . . . .  F-1                            (214) 352-7561




                 ==================================================                      ==========================

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     Set forth below are estimates of the fees and expenses payable by the Registrant in connection with the offer and sale of the Common Stock:

       SEC Registration Fee . . . . . . . . . . . . . . . . . . .  $    197
       Blue Sky Qualification Fees and Expenses . . . . . . . . .     3,000
       Transfer Agent Fees  . . . . . . . . . . . . . . . . . . .     1,000
       Printing, Materials, and Postage . . . . . . . . . . . . .     2,000
       Legal Fees and Expenses  . . . . . . . . . . . . . . . . .     5,500
       Accounting Fees and Expenses . . . . . . . . . . . . . . .     5,500
       Miscellaneous Expenses . . . . . . . . . . . . . . . . . .     2,803
                                                                    -------

               TOTAL  . . . . . . . . . . . . . . . . . . . . . .   $20,000
                                                                    =======

ITEM 15. INDEMNIFICATION OF OFFICERS AND DIRECTORS.

     The Company's Articles of Incorporation provide that a director shall not be personally liable to the Company or its shareholders for monetary damages for an act or omission in the director's capacity as a director, except that such provision shall not eliminate or limit the liability of a director for (a) a breach of the director's duty of loyalty to the Company or its shareholders;
(b) an act or omission not in good faith that constitutes a breach of duty of the director to the Company or an act or omission that involves intentional misconduct or a knowing violation of the law; (c) a transaction from which the director received an improper benefit, whether or not the benefit resulted from an action taken within the scope of the director's office; or (d) an act or omission for which the liability of a director is expressly provided by an applicable statute.

     The Company's Articles of Incorporation also provide that if applicable law is amended to authorize corporate action further eliminating or limiting the liability of directors, then the liability of each director of the Corporation shall be eliminated or limited to the fullest extent permitted by applicable law, as amended.

     Article XI of the Company's By-Laws provides that the Company shall indemnify a director or officer who has been successful in the defense of any proceeding to which he was a party or in defense of any claim, issue or matter therein because he is or was a director or officer of the Company, against reasonable expenses incurred by him in connection with such defense.

     The Company's By-Laws also provide that the Company may indemnify or obligate itself to indemnify an individual who was, is or is threatened to be made a named defendant or respondent in a proceeding because he is or was a director or officer against liability incurred in the proceeding if (a) acting in his official capacity as a director or officer of the Company, he acted in a manner he believed in good faith to be in the best interests of the Company and, (b) in all other cases, his conduct was at least not opposed to the Company's best interests, and (c) in the case of any criminal proceeding, he had no reasonable cause to believe his conduct was unlawful. The Company may not indemnify a director or officer (a) in connection with a proceeding by or in the right of the Company in which the director or officer was adjudged liable to the corporation, or (b) in connection with any other proceeding in which he was adjudged liable on the basis that personal benefit was improperly received by him, whether or not the benefit resulted from an action taken in the person's official capacity.

ITEM 16. EXHIBITS.

     (a) The following exhibits are filed with this Registration Statement.

Exhibit No.                       Description of Exhibit
- -----------                       ----------------------
5.1                               Opinion of Smith, Gambrell & Russell

23.1                              Consent of Ernst & Young LLP

23.2                              Consent of Coopers & Lybrand L.L.P.

23.3                              Consent of Fred Bastie & Associates, P.C.

23.4                              Consent of Davis & Co., CPAs, P.C.

23.5                              Consent of Smith, Gambrell & Russell (contained in their opinion filed as
                                  Exhibit 5.1 hereto)


ITEM 17. UNDERTAKINGS.

     (a) The undersigned Registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                 (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                 (ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

                 (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

Provided, however, that the undertakings set forth in paragraphs (i) and (ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions referred to in Item 15 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                  SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas, State of Texas, on the 17th day of May, 1995.

                               CROWN CASINO CORPORATION


                               By: /s/ Mark D. Slusser
                                  --------------------------------------------
                                  Mark D. Slusser
                                  Vice President Finance and
                                  Chief Financial Officer
                                  (Principal Financial and Accounting Officer)

        KNOWN ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Edward R. McMurphy and Mark D. Slusser and each of them, his attorney-in-fact, with power of substitution, for him in any and all capacities, to sign any amendments or supplements to this Registration Statement or any other instruments he deems necessary or appropriate, to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission and any state securities commissions, hereby ratifying and confirming all that said attorney-in-fact or his substitute or substitutes may do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the following capacities on the dates indicated.

                 Signature                                     Title                            Date
                 ---------                                     -----                            ----
 /s/ Edward R. McMurphy                          Chairman of the Board, President and        May 17, 1995
 -------------------------------------------            Chief Executive Officer
            Edward R. McMurphy                       (Principal Executive Officer)


 /s/ Tilman J. Falgout, III                                    Director                      May 17, 1995
 -------------------------------------------
            Tilman J. Falgout, III


 /s/ David J. Douglas                                          Director                      May 17, 1995
 -------------------------------------------
               David J. Douglas


 /s/ John David Simmons                                        Director                      May 18, 1995
 -------------------------------------------
            John David Simmons


 /s/ Gerald L. Adams                                           Director                      April 21, 1995
 -------------------------------------------
               Gerald L. Adams


 /s/ Gerard M. Jacobs                                          Director                      May 17, 1995
 -------------------------------------------
               Gerard M. Jacobs

 /s/ Robert J. Kehl                                            Director                      April 24, 1995
 -------------------------------------------
                Robert J. Kehl

                                 EXHIBIT INDEX

Exhibit                                                                                Sequential
Number                             Description of Exhibit                              Page No.
- -------                            ----------------------                              ----------
  5.1                              Opinion of Smith, Gambrell & Russell

 23.1                              Consent of Ernst & Young LLP

 23.2                              Consent of Coopers & Lybrand L.L.P.

 23.3                              Consent of Fred Bastie & Associates, P.C.

 23.4                              Consent of Davis & Co., CPAs, P.C.
